                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

                                 BY and Among

          FOXMEYER CORPORATION, FOXMEYER DRUG COMPANY, HEALTH MART,
            INC., FOXMEYER SOFTWARE, INC., FOXMEYER FUNDING, INC.,
           HEALTHCARE TRANSPORTATION SYSTEM, INC., AND MERCHANDISE
                       COORDINATOR SERVICES CORPORATION

                                  as Sellers,

                                     and

                             MCKESSON CORPORATION,

                                 as Purchaser

                                      and

                          FOXMEYER HEALTH CORPORATION


                          Dated as of October 3, 1996

                               TABLE OF CONTENTS

                                                                          Page

                                   ARTICLE I
                                 DEFINITIONS..............................   2

Section 1.1 Certain Definitions...........................................   2
Section 1.2 Other Defined Terms...........................................  10

                                  ARTICLE II
                        PURCHASE AND SALE OF ASSETS AND
                         ASSUMPTION OF LIABILITIES........................  12

Section 2.1    Assets to be Purchased and Sold............................  12
Section 2.2    Purchase Price; Tax Allocation.............................  12
Section 2.3    Acquisition and Transfer of Assets.........................  14
Section 2.4    Excluded Assets............................................  17
Section 2.5    Assumed Liabilities........................................  17
Section 2.6    Excluded Liabilities.......................................  18

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF FOX HEALTH..............  19

Section 3.1    Organization and Good Standing.............................  19
Section 3.2    Authorization of Agreement; No Conflicts...................  20
Section 3.3    No Other Representations...................................  21

                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                       FOX CORP AND THE SUBSIDIARIES......................  21

Section 4.1    Organization and Good Standing.............................  21
Section 4.2    Authorization of Agreement; No Conflicts...................  21
Section 4.3    Consents...................................................  22
Section 4.4    Financial Statements.......................................  23
Section 4.5    Undisclosed Liabilities....................................  24
Section 4.6    Absence of Certain Developments............................  24
Section 4.7    Material Contracts.........................................  25
Section 4.8    Intangible Property........................................  26
Section 4.9    Employees and Employee Benefits............................  26
Section 4.10   Labor......................................................  27
Section 4.11   Legal Proceedings..........................................  28
Section 4.12   Compliance with Law........................................  28
Section 4.13   Environmental Matters......................................  29

Section 4.14   Related Party Transactions.................................  29
Section 4.15   Insurance..................................................  30
Section 4.16   Real Property..............................................  30
Section 4.17   Accounts Receivable........................................  30
Section 4.18   Employees; Officers........................................  30
Section 4.19   Compliance with WARN Act...................................  31
Section 4.20   Taxes......................................................  31
Section 4.21   Inventory..................................................  33
Section 4.22   Necessary Assets...........................................  33
Section 4.23   No Other Representations or Warranties.....................  33

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PURCHASER...............  33

Section 5.1    Organization and Good Standing.............................  33
Section 5.2    Authorization of Agreement; No Conflicts...................  34
Section 5.3    Consents...................................................  34
Section 5.4    Legal Proceedings..........................................  35
Section 5.5    Financing..................................................  35
Section 5.6    Representations and Warranties of Fox Corp
               and the Subsidiaries.......................................  35
Section 5.7    Investment Company Act.....................................  35
Section 5.8    No Other Representations or Warranties.....................  35


                                  ARTICLE VI
                                  COVENANTS...............................  36

Section 6.1    Access to Information; Confidentiality.....................  36
Section 6.2    Conduct of the Business Pending the Closing................  37
Section 6.3    Reasonable Best Efforts; Transfer of Assets................  41
Section 6.4    Public Announcements.......................................  41
Section 6.5    Alternative Transaction Provisions.........................  42
Section 6.6    Bankruptcy Actions.........................................  43
Section 6.7    Ordinary Course Competition................................  44
Section 6.8    Use of Certain Proceeds....................................  44
Section 6.9    Employment Agreements......................................  44

                                  ARTICLE VII
              CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.............  44

Section 7.1    Representations, Warranties and Covenants..................  44
Section 7.2    HSR Act....................................................  45
Section 7.3    Litigation.................................................  45
Section 7.4    Additional Matters.........................................  46
Section 7.5    Material Adverse Change....................................  46
Section 7.6    Bankruptcy Conditions......................................  46
Section 7.7    Consents...................................................  47
Section 7.8    Vendor Assurances..........................................  47

                                 ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.............  47

Section 8.1    Representations, Warranties and Covenants..................  48
Section 8.2    HSR Act....................................................  48
Section 8.3    Litigation.................................................  48
Section 8.4    Additional Matters.........................................  48
Section 8.5    Bankruptcy Condition.......................................  49
Section 8.6    Inventory Accommodation....................................  49
Section 8.7    Consent of GECC............................................  49
Section 8.8    Satisfaction of GECC Obligations...........................  50

                                  ARTICLE IX
                  DOCUMENTS TO BE DELIVERED AT THE CLOSING................  50

Section 9.1    Deliveries by Sellers to Purchaser.........................  50
Section 9.2    Deliveries by Purchaser to Sellers.........................  50

                                   ARTICLE X
                                TAX MATTERS...............................  51

Section 10.1   Cooperation For Certain Tax Related Matters................  51
Section 10.2   FIRPTA Affidavits..........................................  51
Section 10.3   Transfer Taxes.............................................  52

                                   ARTCLE XI
                            CLOSING; TERMINATION..........................  52

Section 11.1   Closing Date...............................................  52
Section 11.2   Proceedings at Closing.....................................  52
Section 11.3   Termination................................................  53
Section 11.4   Termination Payment........................................  54
Section 11.5   Effect of Termination......................................  55

                                  ARTICLE XII
                     ADDITIONAL POST-CLOSING COVENANTS....................  55

Section 12.1   Further Assurances.........................................  55
Section 12.2   Joint Post-Closing Covenant of Sellers and Purchaser.......  56
Section 12.3   Books and Records; Personnel...............................  56
Section 12.4   Use of FoxMeyer Name.......................................  57
Section 12.5   Collective Bargaining and Other Agreements.................  58
Section 12.6   Welfare Plans..............................................  58
Section 12.7   Union Plans................................................  58
Section 12.8   Credited Service for Vacations.............................  58
Section 12.9   Termination Obligations....................................  58
Section 12.10  Multiemployer Pension Plans................................  58
Section 12.11  Third Party Rights.........................................  60
Section 12.12  Employee Withholding.......................................  60
Section 12.13  Indemnification............................................  60

                                 ARTICLE XIII
                    INDEMNIFICATION AND RELATED MATTERS...................  61

Section 13.1    Indemnification by Sellers and Fox Health.................  61
Section 13.2    Indemnification by Purchaser..............................  62
Section 13.3    Determination of Damages and Related  Matters.............  62
Section 13.4    Survival of Representations, Warranties and Covenants.....  62
Section 13.5    Notice of Indemnification.................................  63
Section 13.6    Indemnification Procedure for Third Party Claims..........  63
Section 13.7    Exclusive Remedy..........................................  64
Section 13.8    Entire Agreement; Exhibits/Schedules......................  64
Section 13.9    GOVERNING LAW.............................................  65
Section 13.10   Specific Performance......................................  65
Section 13.11   Expenses..................................................  65
Section 13.12   Table of Contents and Headings............................  65

Section 13.13   Notices...................................................  66
Section 13.14   Severability..............................................  67
Section 13.15   Binding Effect; No Assignment.............................  67
Section 13.16   Amendments................................................  68
Section 13.17   Counterparts..............................................  68

                           ASSET PURCHASE AGREEMENT
                           ------------------------


          THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October
                                               ---------
3, 1996, by and among FoxMeyer Health Corporation, a Delaware corporation ("Fox
                                                                            ---
Health"), FoxMeyer Corporation, a Delaware corporation ("Fox Corp"), FoxMeyer
------                                                   --------
Drug Company, a Delaware corporation ("Fox Drug"), Healthcare Transportation
                                       --------
System, Inc., a Delaware corporation ("Healthcare"), FoxMeyer Software, Inc., a
                                       ----------
Delaware corporation ("Fox Software"), FoxMeyer Funding, Inc., a Delaware
                       ------------
corporation ("Fox Funding"), Health Mart, Inc., a Colorado corporation ("Health
              -----------                                                ------
Mart"), and Merchandise Coordinator Services Corporation, a Delaware corporation
----
d/b/a FoxMeyer Trading Company ("MCSC" and together with Fox Drug, Healthcare,
                                 ----
Fox Software, Fox Funding, and Health Mart, the "Subsidiaries"), and McKesson
                                                 ------------
Corporation, a Delaware corporation ("Purchaser").  The Subsidiaries and Fox
                                      ---------
Corp are hereinafter jointly and severally referred to as "Sellers."  The
                                                           -------
Sellers and Fox Health are collectively referred to as the "Fox Parties."
                                                            -----------

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, Sellers are engaged in the business of the wholesale distribution of prescription and over-the-counter pharmaceutical products, health and beauty aids and general merchandise in the United States (the "Business"); and
---------

          WHEREAS, on August 27, 1996 (the "Petition Date"), Fox Corp and the
                                            -------------
Debtor Subsidiaries filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") voluntary petitions for relief
                           -----------------
commencing cases under Chapter 11 of title 11 of the United States Code, 11 U.S.C. sections 101 et seq. (the "Bankruptcy Code") (the "Chapter 11 Cases");
                    -- ----       ---------------         -----------------
and

          WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers desire to sell and the Purchaser desires to purchase the assets of Sellers comprising the Business and, as part of such sale and purchase, Sellers desire to assume and to assign to Purchaser, and Purchaser desires to assume, certain of the obligations and liabilities of Sellers, in accordance with sections 105, 363 and 365 of the Bankruptcy Code and subject to the exceptions, terms and conditions set forth herein; and

          WHEREAS, in order to induce Sellers and Purchaser to enter into this Agreement, each of Sellers and Purchaser is willing to provide the representations, warranties and covenants set forth herein; and

          WHEREAS, after obtaining approval by the Bankruptcy Court of certain provisions of this Agreement, Purchaser will purchase a participation under the GECC Credit Agreement, thereby providing $30,000,000 of additional credit to Sellers and facilitating the extension by GECC of an additional $70,000,000 of credit to Sellers (the "Purchaser Participation");
                        -----------------------

          NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants herein contained, it is hereby agreed:

                                   ARTICLE I
                                  DEFINITIONS

          Section 1.1  Certain Definitions. As used in this Agreement, the
                       -------------------
following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, with respect to a specified Person, a Person that,
           ---------
directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified. As used herein, the term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Acquisition Proposal" means a merger, consolidation, business
           --------------------
combination, sale of substantial assets, sale of a substantial percentage of shares of capital stock (including, without limitation, by way of a tender offer) or similar transaction involving any Third Party and Fox Corp or any of the Subsidiaries.

          "Alternative Transaction" means an Acquisition Proposal made in
           -----------------------
writing by a Third Party, or a plan of reorganization of Fox Corp and/or any of the Debtor Subsidiaries not involving Purchaser or any Third Party which, in either case, in the exercise of its fiduciary duty, the Board of Directors of Fox Corp and/or any of the Debtor Subsidiaries determines to endorse or accept instead of the transaction contemplated by this Agreement.

          "Business Day" means any weekday on which nationally chartered banks
           ------------
in the City of New York are open for business.

          "Chargebacks" means all rights relating to chargebacks to, or
           -----------
holdbacks or rebates from, trade vendors arising from sales of inventory to Sellers under any Contracts (including rights as a Third Party beneficiary) or pursuant to a course of dealing in accordance with industry practice.

          "Closing" means the consummation of the transactions contemplated by
           -------
this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended.
           ----

          "Contract" means any contract, agreement, indenture, note, bond, loan,
           --------
instrument, lease, mortgage, license, franchise, obligation, commitment or other arrangement or agreement to which Fox Corp or a Subsidiary is a party, obligor or beneficiary or by which any of the assets of Fox Corp or a Subsidiary that are employed in the Business is bound.

          "Damages" means all claims, actions, losses, damages, costs
           -------
(including, without limitation, costs of investigation) expenses and liabilities (including reasonable attorneys' fees incident to the foregoing), whether or not arising out of Third Party claims.

          "Debt" means any amount, indemnity or other obligation payable by Fox
           ----
Corp or any Subsidiary under the GECC Credit Agreement, the GECC Receivables Funding and Servicing Agreement, and the industrial revenue bonds, mortgages and notes set forth in Schedule D-1 attached hereto, including, without limitation, the aggregate principal amount of and accrued but unpaid interest on any outstanding borrowings thereunder, and any penalties, fees and expenses (including reasonable attorneys' fees and expenses) arising thereunder.

          "Debtor Subsidiaries" means Fox Drug, Health Mart, Fox Software,
           -------------------
Healthcare, and MCSC.

          "EBTDA" means earnings before taxes, depreciation and amortization,
           -----
including amortization of deferred loan costs and capitalized interest.

          "Employees" means all persons employed by any Seller in the Business
           ---------
on the day immediately prior to the Closing Date or otherwise identified as an Employee on Schedule 4.18 or otherwise identified under item C of Schedule 4.9 hereto, including without limitation, any person on disability (other than Persons receiving benefits under the Sellers' Long Term Disability Plan), sick leave, layoff (provided that such layoff is pursuant to the terms of a collective bargaining agreement) or leave of absence from any Seller.

          "Encumbrance" means any encumbrance, security interest, mortgage, deed
           -----------
of trust, lien, charge, pledge, option, Third Party right, right of first refusal, easement, restrictive covenant, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (other than a restriction on transfer arising under federal or state securities laws).

          "Environmental Law" means any Law pertaining to the environment,
           -----------------
natural resources or public health or safety as in effect on the date of this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
amended.

          "GECC" means General Electric Capital Corporation, a corporation
           ----
organized under the banking laws of the State of New York.

          "GECC Credit Agreement" means the Debtor in Possession Credit
           ---------------------
Agreement, dated as of August 27, 1996, as amended, by and among Fox Corp, Fox Drug, Health Mart,

Fox Software, Healthcare and MCSC, each as Debtor and Debtor in Possession, as Borrowers, and the Lenders party thereto, and General Electric Capital Corporation, as Administrative Agent.

          "GECC Receivables Funding and Servicing Agree ment" means the
           -------------------------------------------------
Receivables Funding and Servicing Agreement, dated as of August 27, 1996, as amended, by and among Fox Funding, as Borrower, Fox Drug, as Debtor and Debtor in Possession and Servicer, the Lenders party thereto and General Electric Capital Corporation, as Lenders' Agent, and the related Amended and Restated Re ceivables Transfer Agreement, dated as of August 27, 1996, by and between, Fox Drug, as Debtor and Debtor in Possession, and Fox Funding.

          "GAAP" means generally accepted accounting principles in the United
           ----
States as in effect on the date of this Agreement.

          "Governmental Body" means any government or governmental or regulatory
           -----------------
body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court (public or private).

          "Hazardous Material" means any substance, material or waste which is
           ------------------
regulated by any applicable Governmental Body, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law applicable to the operations of the Business.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
           -------
1976, as amended, and the rules and regulations thereunder.

          "Intellectual Property" means all United States (a) patents and patent
           ---------------------
applications (including reissues, divisions, continuations-in-part and extensions thereof), invention disclosures, inventions, and improvements thereto, (b) trademarks, trade names, service marks, trade dress and logos and registrations and applications for registration thereof, (c) copyrights and registrations thereof and (d) licenses of any of the foregoing.

          "Knowledge" means insofar as it refers to Fox Corp or any of the
           ---------
Subsidiaries, only matters as to which Abbey Butler, Melvyn Estrin, Edward Massman, Scott Peter son, Douglas Schwinn, William Estes, Kevin Rogan, Robert Peiser or James Bonsall has actual knowledge, insofar as it refers to Fox Health, only matters as to which Abbey Butler, Melvyn Estrin, Edward Massman or Kevin Rogan has actual knowledge, and insofar as it refers to any other Person, only matters as to which any executive officer of such Person has actual knowledge, and, in all cases, shall not include matters which are not actually known but should have been known by any such person.

          "Law" means all applicable federal, foreign, state, local or other
           ---
governmental law, statute, code, ordinance, rule or regulation, or any Order.

          "Legal Proceeding" means any judicial, administrative, regulatory or
           ----------------
arbitral proceeding, investigation or inquiry or administrative charge or complaint pending at law or in equity before any Governmental Body.

          "Material Adverse Change" means a material adverse change in the
           -----------------------
financial condition, business, or operations of Fox Corp and the Subsidiaries, taken as a whole, other than such changes that may result principally as a result of the filing of the Chapter 11 Cases; provided, however, that
                                              --------  -------
notwithstanding the foregoing the occurrence of any of the following shall be deemed conclusively to have resulted in a Material Adverse Change:

          (a) any decrease in the aggregate average daily net sales volume to the customers identified on Schedule D-2 annexed hereto below $5,355,000 and any decrease in the aggregate average daily net sales volume to all customers below $14,500,000; it being understood that such average daily sales volume will be calculated as of the end of the five Business Day week ending the Friday preceding the Closing Date; it being further understood that any increase in the average daily net sales volume of sales by Purchaser to customers of Fox Drug following October 1, 1996 compared to the average daily net sales volume of such sales by Purchaser in the one month prior to October 1, 1996 (including sales as a secondary source) shall for purposes of this section be attributed to Sellers;

          (b) any cumulative net loss in EBTDA at a rate which would result in a loss greater than $8.0 million per month during (i) the period commencing the Petition Date and ending on September 30, 1996 and (ii) the calendar monthly periods commencing on October 1, 1996 and ending as of the Friday preceding the Closing Date, in each case determined on a basis consistent with Sellers' prior accounting practices but excluding for the purposes of such calculation the administrative costs (not in excess of $3,000,000 plus any amount pursuant to section 13.11 hereof) which Purchaser is agreeing to pay pursuant to Section 2.2, it being understood by all parties that the calculation set forth in clause
(ii) of this subsection will be able to be derived only on the basis of good faith interpolation from information then available;

          (c) the failure to collect on or prior to the Closing Date at least $340 million of the accounts receivable reflected on the Petition Date Balance Sheet, it being understood that any of such accounts receivable which are sold or settled at a discount (other than normal discounts arising in the ordinary course of business consistent with past practice) shall not be included for purposes of the computation in this section; or if more than 10% of post petition accounts receivable are more than 30 days past due measured as of the end of the week ending the Friday preceding the Closing Date; and

          (d) any decrease in the number of sales personnel employed by Fox Corp or the Subsidiaries as of August 26, 1996, of more than 40 persons (not including for purposes of this section any such sales personnel who are subsequently hired by Purchaser).

          "Material Adverse Effect" with respect to any Person shall mean a
           -----------------------
material adverse effect on the financial condition, business or operations of such Person.

          "Merger Litigation" means the pending class action lawsuits filed
           -----------------
against Fox Health and Fox Corp and certain of their respective officers and directors in connection with the merger of Fox Corp into a wholly-owned subsidiary of Fox Health, which merger was consummated on October 12, 1994.

          "Order" means any order, injunction, judgment, decree, ruling, writ,
           -----
assessment or arbitration award by a Governmental Body of competent jurisdiction.

          "Permit" means any written approval, consent, exemption, franchise,
           ------
license, permit, waiver, certificate or other authorization required to carry on the Business as currently conducted under applicable Law.

          "Permitted Encumbrances" means (i) Encumbrances relating to the Debt;
           ----------------------
(ii) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser or otherwise disclosed to Purchaser in writing; (iii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iv) mechanics', carriers', workers', repairers', landlord's and similar liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Business taken as a whole; (v) zoning, entitlement and other land use and environmental regulations by Governmental Bodies; (vi) trade liens granted under any order approved by the Bankruptcy Court in connection with the Chapter 11 Cases; and
(vii) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially interfere with the present operation of the Business.

          "Person" means any natural person, corporation, partnership, firm,
           ------
joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body or any other entity.

          "Reasonable Best Efforts" means a Person's reasonable best efforts to
           -----------------------
fulfill the condition, covenant or agreement referred to including, but not limited to, securing as promptly as practicable the consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby, but does not require that a Person be required to (i) divest any significant assets, (ii) make any material payments to Third Parties except for those expenses each of the parties hereto may incur pursuant to Sections 10.3 and 13.11, or

(iii) take, or refrain from taking, any other action that in its reasonable judgment would have a Material Adverse Effect on its business.

          "Retirees" means former employees of Fox Corp or the Subsidiaries and
           --------
their spouses and beneficiaries with a right to receive post-retirement welfare benefits from Fox Corp or the Subsidiaries.

          "Shareholder Litigation" means that certain action filed on August 12,
           ----------------------
1996 in the United States District Court for the Northern District of Texas against Fox Health, Melvyn J. Estrin and Abbey J. Butler, and any other shareholder lawsuits filed with respect to Fox Health.

          "Third Party" means any Person other than Sellers, Purchaser or any
           -----------
of their respective Affiliates.

          "363 Order" means an order of the Bankruptcy Court, in form and
           ---------
substance reasonably satisfactory to the Purchaser and Sellers, approving the sale of the Business by Fox Corp and the Subsidiaries to the Purchaser under this Agreement pursuant to sections 105 and 363 of the Bankruptcy Code. The 363 Order shall provide that the transfer of the Assets by the Sellers to Purchaser
(a) is or will be legal, valid and effective transfer of the Assets; (b) subject to the satisfaction in full of all Obligations (as such term is defined in the GECC Credit Agreement) under the GECC Credit Agreement and all Borrower Secured Obligations (as such term is defined in the GECC Receivables Funding and Servicing Agreement) under the GECC Receivables Funding and Servicing Agreement, vests or will vest Purchaser with good title to the Assets free and clear of all claims and Encumbrances except for Permitted Encumbrances and those expressly assumed by Purchaser hereunder; (c) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code or under the laws of the United States, any State, territory, possession, or the District of Columbia; (d) does not and will not subject Purchaser to any liability by reason of such transfer under the laws of the United States, any State, territory or possession thereof or the District of Columbia based, in whole or in part, directly or indirectly, on any theory of law, including, without limitation, any theory of successor or transferee liability; (e) the Bankruptcy Court retains jurisdiction to enforce the provisions of this Agreement in all respects, including retaining jurisdiction to protect Purchaser against any of the Excluded Liabilities or otherwise in accordance with the provisions of this Agreement; (f) the provisions of the 363 Order are nonseverable and mutually dependent and (g) the transactions contemplated by this Agreement are undertaken by the Purchaser in good faith, as that term is used in section 363(m) of the Bankruptcy Code.

          "365 Order" means an order or orders of the Bankruptcy Court, in form
           ---------
and substance reasonably satisfactory to the Purchaser and Sellers, approving the assumption and assignment of all Contracts (other than Excluded Liabilities) by the Sellers pursuant to section 365 of the Bankruptcy Code. The 365 Orders shall provide that the Contracts (other than Excluded Liabilities) will be transferred to, and remain in full force and effect for the benefit of Purchaser, notwithstanding any provision sion in such Contracts (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer.

          Section 1.2 Other Defined Terms. Each of the following terms shall
                      -------------------
have the meaning ascribed such term in the respective section opposite it below:

Term                                                        Section
----                                                        -------
Alternative Transaction Notice                              6.5(b)
Alternative Procedure                                       12.12
Agreement                                                   Preamble
Assets                                                      2.3
Assumed Liabilities                                         2.5
Assumed Tax Liabilities                                     2.6(d)
Audits                                                      4.2(a)(iv)
Bankruptcy Court                                            Recitals
Bankruptcy Code                                             Recitals
Benefit Arrangement                                         4.9(a)
Business                                                    Recitals
Chapter 11 Cases                                            Recitals
Chargeback Setoff                                           2.2(b)
Chargeback Settlement Agreements                            2.2(b)
Closing Date                                                11.1
Confidentiality Letter                                      6.1(b)
Contribution Period                                         12.10
Conveyance Agreements                                       9.1
EBTDA Decrease                                              2.2(c)

EBTDA Increase                                              2.2(c)
Employee Benefit Plans                                      4.9(a)
Equipment                                                   2.3(a)
Escrow Agreement                                            2.2(c)
Escrow Closing Date                                         2.2(b)
Excluded Assets                                             2.4
Excluded Liabilities                                        2.6
Excluded Tax Liabilities                                    2.6(d)
FIRPTA Affidavit                                            10.2
Fox Corp                                                    Preamble
Fox Corp Shares                                             Recitals
Fox Drug                                                    Preamble
Fox Funding                                                 Preamble
Fox Health                                                  Preamble
Fox Representatives                                         12.2(b)
Fox Parties                                                 Preamble
Fox Software                                                Preamble
Health Mart                                                 Preamble
Healthcare                                                  Preamble
Honored Chargebacks                                         2.2(b)
Indemnitee                                                  13.5
Indemnitor                                                  13.5
Interest                                                    6.3
Inventory                                                   2.3(b)
Investment Company                                          5.7
June 1996 Balance Sheet                                     4.4(b)
June 1996 Financial Statements                              4.4(b)
June 1996 Statement of Operations                           4.4(b)
June 1996 Statement of Cash Flow                            4.4(b)
July 1996 Balance Sheet                                     4.4(b)
July 1996 Financial Statements                              4.4(b)
July Statement of Operations                                4.4(b)
Leased Real Property                                        2.3(e)
Liabilities                                                 2.5
March 1996 Balance Sheet                                    4.4(a)
March 1996 Financial Statements                             4.4(a)
March 1996 Statement of Cash Flow                           4.4(a)
March 1996 Statement of Operations                          4.4(a)
Material Contracts                                          4.7
McKesson Note                                               2.2(a)
MCSC                                                        Preamble
Multiemployer Plan                                          4.9(a)
Non-Assignable Assumed Contracts                            12.1
Owned Real Property                                         2.3(e)
Participation Agreement                                     8.6(b)
Paying Party                                                11.4(d)
PBGC                                                        12.10

Petition Date                                               Recitals
Petition Date Balance Sheet                                 4.4(c)
Post Petition Chargebacks                                   2.2(b)
Properties                                                  4.16
Purchase Price                                              2.2
Purchaser                                                   Preamble
Purchaser Participation                                     Recitals
Purchaser Representatives                                   6.1(a)
Purchaser Indemnified Parties                               13.1
Receivables                                                 2.3(d)
Second Amendment                                            8.6(a)
Sellers Indemnified Parties                                 13.2
Sellers                                                     Preamble
Subsidiaries                                                Preamble
Tax or Taxes                                                4.20(b)
Tax Return                                                  5.21(b)
Termination Payment                                         11.4
Termination Payment Order                                   6.6(a)
Topping Offer                                               6.5(b)
Topping Right                                               6.5(b)
Transfer Taxes                                              10.3
WARN Act                                                    4.19
Welfare Plan                                                12.6
363 Hearing                                                 6.5(a)

                                  ARTICLE II
           PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

          Section 2.1 Assets to be Purchased and Sold. At the Closing, (i)
                      -------------------------------
Sellers shall unconditionally transfer, sell, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Sellers the Assets (as defined in Section 2.3 hereof), and (ii) Sellers shall unconditiontionally transfer and assign to Purchaser, and Purchaser shall assume from Sellers the Assumed Liabilities (as defined in Section 2.5 hereof).

          Sectin 2.2  Purchase Price; Tax Allocation.
                      ------------------------------
               (a) The aggregate consideration (the "Purchase Price") to be paid
                                                     --------------
at Closing by Purchaser to Sellers as consideration for the Assets and the assumption of Assumed Liabilities shall be the sum of (i) Purchaser's non-interest bearing note maturing in 45 days in an aggregate principal amount equal to the outstanding principal and accrued interest under the GECC Credit

Agreement and having such other terms as are mutually agreed upon among Purchaser, Sellers and GECC (the "McKesson Note"), (ii) an amount in cash
                                  -------------
necessary to pay all other Obligations (as such term is defined therein) outstanding under the GECC Credit Agreement and all Secured Purchaser Obligations (as such term is defined therein) outstanding under the GECC Receivables Funding and Servicing Agreement on the Closing Date, (iii) an amount in cash equal to the Bankruptcy Court approved fees and expenses charged by Persons rendering professional services to any of the Sellers or to any committee appointed by the United States Trustee in connection with the Chapter 11 Cases from the Petition Date through the Closing which amount shall not exceed $3,000,000 except as provided in Section 13.11 hereof less any amounts al ready paid on account of such services on or subsequent to the Petition Date which were reflected on the Petition Date Balance Sheet, and (iv) $80 million in cash, which may be increased or decreased, as the case may be, as provided in paragraphs (b), (c) and (d) of this Section.

               (b) As promptly as practicable following the execution of this Agreement, Sellers will use their Reasonable Best Efforts to enter into agreements with trade vendors satisfactory in form and substance to Purchaser with respect to Chargebacks ("Chargeback Settlement Agreements"). The
                              ---------------------------------
Chargeback Settlement Agreements shall quantify the amount, if any, by which Chargebacks arising after the Petition Date ("Post Petition Chargebacks") may
                                              --------------------------
be taken as a setoff to reduce the pre-petition claim of such trade vendor (a "Chargeback Setoff"), and shall provide that the trade vendor agrees to honor
------------------
all other Post Petition Chargebacks relating to sales of inventory to Sellers (including inventory purchased by Purchaser from the Sellers pursuant to this Agreement) whether sought to be asserted by Sellers or Purchaser ("Honored
                                                                   -------
Chargebacks").  The $80 million of the Purchase Price set forth in paragraph (a)
-----------
above shall be reduced by the aggregate amount of Chargeback Setoffs and other Post Petition Chargebacks which are neither Honored Chargebacks nor actually collected by Sellers prior to the Closing Date or by Purchaser during a period ending six months after the Closing Date (the "Escrow Closing Date").
                                               -------------------

               (c) The $80 million portion of the Purchase Price described in clause (a)(iv) above, shall be increased by an amount equal to the EBTDA Increase and decreased by an amount equal to the EBTDA Decrease. For purposes of this section, EBTDA Increase shall mean the amount by which the actual cumulative EBTDA for the period beginning on the Petition Date and ending on the Friday before the Closing Date is greater than, and EBTDA Decrease shall mean the amount by which the actual EBTDA for the same period is less than, the amount that would be calculated by multiplying negative $6.0 million per month by the number of months and partial months (assuming a 30 day month) contained in such period.

               (d) To implement the foregoing provisions, on the Closing Date the Purchaser shall pay into escrow pursuant to an escrow agreement in form and substance mutually satisfactory to Purchaser and Sellers (the "Escrow
                                                               ------
Agreement") an amount equal to the amount of Post Petition Chargebacks (less the
---------
amount of Chargeback Setoffs existing on the Closing Date) which are neither Honored Chargebacks nor previously collected by Sellers provided, however, that the amount so deposited shall not exceed (i) $80 million increased or decreased as the case may be pursuant to paragraph (c) of this Section, less (ii) the amount of Chargeback Setoffs existing on Closing Date. The Escrow Agreement shall provide that at the end of each calendar month the escrow agent under the Escrow Agreement shall pay to the Sellers the interest accrued on the amount in Escrow. At the Escrow Closing Date the escrow agent under the Escrow Agreement shall pay to the Sellers an amount equal to Post Petition Chargebacks which were actually collected by Purchaser between the Closing Date and the Escrow Closing Date and shall repay the balance to Purchaser.

               (e) Purchaser and Sellers hereby agree that the Purchase Price for the Assets and the Assumed Liabilities will be allocated in a mutually acceptable manner not later than the Closing Date. Subject to the requirements of any applicable Tax law, all Tax Returns filed by Purchaser and Sellers shall be prepared consistently with such allocation.

          Section 2.3 Acquisition and Transfer of Assets. Upon the terms and subject to the conditions hereinafter set forth, Sellers agree to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Sellers, all of Sellers' rights, title and interests in and to the Business, including, without limitation, in and to all of the assets, properties, rights, contracts and claims, employed in the Business (except as otherwise set forth in Section
2.4 hereof), wherever located, whether tangible or intangible, as the same shall exist as of the Closing (such rights, title and interests in and to all such assets, properties, rights, contracts and claims, being collectively referred to herein as, the "Assets"). The Assets shall include, without
                            ------
limitation, all of Sellers' rights, title and interests in and to the as sets, properties, rights, contracts and claims described in the following paragraphs
(a) through (o) but in each case, only to the extent used in, held for use in or related to the Business:

               (a) all furnishings, furniture, fixtures, office supplies, vehicles, spare parts, tools, dies, machinery, equipment, computers and other tangible personal property (collectively, the "Equipment");

               (b) all items of inventory held for resale, including, without limitation, raw materials, work-in-process, finished goods, supplies, spare parts, samples, and supply and packaging items (including any of the aforementioned owned by Sellers but in the possession of manufacturers, suppliers or dealers, or in transit or returned goods) (collectively, the "Inventory");
----------

               (c) cash, bank accounts, certificates of deposit, treasury bills, treasury notes and marketable securities;

               (d) all accounts receivable and all notes receivable (whether short-term or long-term) and all deposits, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, including recoverable deposits (collectively, the "Receivables");
                                                             -----------

               (e) all of Sellers' rights, title and interests in the real property (the "Owned Real Property") set forth on Schedule 2.3(e)(i) hereto and
               --------------------                ------------------
the real property (the "Leased Real Property") set forth on Schedule 2.3(e)(ii)
                        --------------------                --------------------
hereto, including all buildings located thereon, any of the fixtures attached thereto and any transferable Permits relating thereto;

             (f) the Intellectual Property related to the Assets, including the Intellectual Property listed on Schedule 2.3(f) hereto, and the rights to sue
                                ---------------
for, and remedies against, past, present and future infringements thereof, and rights of priority and protection of interests therein under applicable Laws;

             (g) all copies of marketing brochures and materials and other non-proprietary printed or written materials in any form or medium relating to Sellers' ownership of or operation of the Business that Sellers are not required by Law to retain (of which Sellers may retain duplicates), and duplicates of any such materials that Sellers are required by Law to retain;

             (h) all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with the operation of the Business or affecting the Equipment;

             (i) all Permits held by Sellers (to the extent permitted by applicable Law to be transferred);

             (j)  all Contracts;

             (k) all books, records or other data relating to Sellers' ownership or operation of the Business, including, without limitation, customer and supplier lists;

             (l) any claims or causes of action relating to the Assets and any counterclaims, set-offs or defenses Sellers may have with respect to any Assumed Liability;

             (m) all goodwill relating to the foregoing Assets and the Business;

             (n)  all Post Petition Chargebacks (excluding Chargeback Setoffs),

provided, however, that any Post Petition Chargebacks (other than Honored
--------  -------
Chargebacks) which have not been collected on or before the Escrow Closing Date shall be reconveyed at no cost to Sellers; and

             (o) all computer software programs and databases used by any of the Sellers whether owned, li-censed (subject to applicable restrictions), leased or internally developed.

          Section 2.4 Excluded Assets.  Notwithstanding anything to the contrary
                      --------------
contained in Section 2.3 hereof, Sellers and Purchaser expressly understand and agree that Sellers are not hereunder selling, assigning, transferring, conveying or delivering to Purchaser the following assets, properties, rights, contracts and claims (collectively, the "Excluded Assets"):
                               ---------------

               (a) any books, records or other data relating to Sellers' ownership or operation of the Business which are either part of the general corporate books and records of Fox Health or required by applicable Law to be retained by Sellers or Fox Health; provided, however, that copies of such
                                   --------  -------
books, records or other data relating to the Business shall be furnished to Purchaser promptly upon reasonable written request;

               (b) all Chargebacks arising prior to the Petition Date and all Chargeback Setoffs;

               (c) the capital stock, the corporate minute books, seal, stock record books and stock transfer records, stock certificates, treasury stock, certificate of incorporation and by-laws of each Seller;

               (d) all claims or causes of action of the Sellers' estates arising under the provisions of sections 542 through 549, inclusive, of the Bankruptcy Code.

               (e)  those assets listed on Schedule 2.4(e).
                                           ---------------

          Section 2.5  Assumed Liabilities. Subject to Section 2.6, effective as
                       -------------------
of the Closing, Purchaser shall assume and pay, perform and discharge all debts, claims, liabilities, obligations, damages and expenses (collectively, the Liabilities") of Sellers of every kind and nature, whether contingent, absolute,
-----------
determined, indeterminable or otherwise, reflected or reserved on the Petition Date Balance Sheet or incurred in the ordinary course of business since such date or with the approval of the Bankruptcy Court, including, without limitation, all claims against, and liabilities and obligations of, Sellers with respect to the Contracts being transferred to Purchaser hereunder (to the extent that such liabilities and obligations remain unsatisfied or are required to be performed on or after the Closing
Date), all claims against, and liabilities and obligations of, the Debtor Subsidiaries as a result of the rejection of any Contracts (other than
Contracts with Employees) in accordance with the 365 Order and, except as otherwise specifically provided herein, all liabilities with respect to Employees and Retirees (the "Assumed Liabilities").
                             -------------------

          Section 2.6 Excluded Liabilities. Notwithstanding anything in Section
                      --------------------
2.5 hereof to the contrary, Sellers and Purchaser expressly understand and agree that Purchaser shall not assume or become liable for any of the following Liabilities of Sellers (collectively, the "Excluded Liabilities"):
                                           --------------------

             (a) any Liabilities or obligations in respect of any of the Excluded Assets;

             (b) the Merger Litigation, the Shareholder Litigation, all other liabilities under the litigation matters set forth on Schedule 4.11, and liabilities which arise out of the conduct of the business of Fox Health or any former or current Affiliates of Fox Health other than the Sellers';

             (c) any Liability whatsoever whether direct or indirect, pursuant to a claim or potential claim for indemnification or otherwise, arising out of or relating to (i) any of Fox Corp's or any Subsidiary's transactions with any of its Affiliates not specifically reflected or reserved against on the Petition Date Balance Sheet or incurred in the ordinary course of business since August 26, 1996, including but not limited to dividends or distributions made by Fox Corp or any Subsidiary to any of its Affiliates, or (ii) violations or alleged violations of any securities laws arising out of disclosures made or permitted to be made by Fox Health;

             (d) (i) all Taxes of Fox Health and its Affiliates (other than Fox Corp and the Subsidiaries) and of any member of any affiliated group (within the meaning of Section 1504 of the Code) or any similar state or local group of which Fox Corp or the Subsidiaries is or has been a member for all taxable periods, whenever incurred; and (ii) all Taxes (x) of Fox Corp and the

Subsidiaries for all taxable periods, whenever incurred, and (y) attributable to or incurred in connection with the Business or the Assets for all taxable periods through and including the Closing Date (collectively, the amounts in (i) and (ii) shall be referred to as the "Excluded Tax Liabilities"), provided,
                                      ------------------------    --------
however, that Excluded Tax Liabilities shall not include the amounts
-------
specifically reflected or reserved against on the Petition Date Balance Sheet as current liabilities in the following categories: accrued benefits and employer taxes; real property taxes; sales taxes; and other accrued taxes except income; attributable to the Business or the Assets for the period ending on the Petition Date ("Assumed Tax Liabilities"), nor shall Excluded Tax
                       -----------------------
Liabilities include increases in the amount of such Assumed Tax Liabilities to the extent that such increases are incurred in the ordinary course of business for the period beginning on the day after the Petition Date through and including the Closing Date, provided, further, that Assumed Tax Liabilities
                            --------  -------
shall in no event include any amounts incurred or accrued that represent interest or penalties with respect to any Assumed Tax Liabilities;

             (e) any Liabilities in respect of trade vendor claims arising prior to the Petition Date; and

             (f) any Liabilities with respect to the GECC Credit Agreement and the GECC Receivables Funding and Servicing Agreement.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF FOX HEALTH
                 --------------------------------------------

          Fox Health hereby represents and warrants to the Purchaser as follows:

          Section 3.1 Organization and Good Standing. Fox Health is a
                      ------------------------------
corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its respective properties and to conduct its business as presently conducted. Fox Health is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its respective business or the ownership of its respective properties requires such qualification or authorization, except where the failure to so qualify would not result in a Material Adverse Effect on Fox Health.

          Section 3.2  Authorization of Agreement; No Conflicts.
                       ----------------------------------------

             (a) Fox Health has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder. The execution, delivery and performance by Fox Health of this Agreement, have been duly authorized by all necessary corporate action on the part of Fox Health. This Agreement has been duly and validly executed and delivered by Fox Health (to the extent necessary) and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Fox Health, enforceable against Fox Health in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

             (b) The execution, delivery and performance by Fox Health of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation or by-laws of Fox Health; (ii) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or conflict with or constitute a default or result in the termination or cancellation of, or accelerate the performance required by any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument or commitment or obligation to which Fox Health or any of its respective properties is bound or to which Fox Health is a party or is bound or result in the creation of any Encumbrance upon any of its properties, and (iii) violate any Law, except for filings and approvals pursuant to the HSR Act, other than in the cases of clauses (ii) and (iii), any violation, conflict, breach, termination, default, cancellation, acceleration or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect on Fox Health.

          Section 3.3 No Other Representations. Except for the representations
                      ------------------------
and warranties contained in this Article III, neither Fox Health nor any other Person makes any other express or implied representation or warranty on behalf of Fox Health.

                                  ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                         FOX CORP AND THE SUBSIDIARIES

          Each of Fox Corp and the Subsidiaries hereby jointly and severally represents and warrants to the Purchaser as follows:

          Section 4.1 Organization and Good Standing. Each of Fox Corp and the
                      ------------------------------
Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct the Business as presently conducted. Each of Fox Corp and the Subsidiaries is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its respective business or the ownership of its respective properties requires such qualification or authorization, except where the failure to so qualify would not result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole.

          Section 4.2   Authorization of Agreement; No Conflicts.
                        ----------------------------------------

             (a) Each of Fox Corp and the Subsidiaries has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its respective obligations hereunder. The execution, delivery and performance by each of Fox Corp and the Subsidiaries of this Agreement have been duly authorized by all necessary corporate action on the part of each of Fox Corp and the Subsidiaries, respectively. This Agreement has been duly and validly executed and delivered by each of Fox Corp and the Subsidiaries and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes a legal, valid and binding obligation of each of Fox Corp and the Subsidiaries, enforceable in accordance with its terms, subject to approval by the Bankruptcy Court.

             (b)  Except with respect to the Debt and except as set forth on
Schedule 4.2(b) hereto, the execution, delivery and performance by each of Fox Corp and the Subsidiaries of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation or by-laws of any of Fox Corp or the Subsidiaries, (ii) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any written Contract or result in the creation of any Encumbrance upon any of its properties, or (iii) violate any Law, except for filings and approvals pursuant to the HSR Act and assuming compliance with the matters set forth in Section 4.3 hereof, other than in the cases of clauses (ii) and (iii), any violation, conflict, breach, termination, default, cancellation, acceleration or encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole, or materially impair or delay the ability of Seller to perform its obligations hereunder.

             (c) Fox Corp owns directly or indirectly all the shares of capital stock of each of the Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances, except that, with respect to Fox Software, Fox Drug owns directly 80% of all shares of capital stock of Fox Software free and clear of all Encumbrances.

          Section 4.3 Consents. No consent, waiver, approval or authorization
                      --------
of, or declaration or filing with, or notification to, any Governmental Body or other Person which has not been previously made, obtained or filed is required on the part of any of Fox Corp or the Subsidiaries in connection with the execution, delivery and performance of this Agreement except (a) for con-sents approvals or authorizations of, or filings with, the Bankruptcy Court, including, with respect to the Debt; (b) for compliance with the applicable requirements of the HSR Act; (c) as set forth on Schedule 4.3 hereto; and (d) with respect to the consents, waivers, approvals or authorizations which, if not obtained, would not have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole, or delay the ability of Fox Corp to effect the Closing.

          Section 4.4 Financial Statements.
                      --------------------

             (a) Fox Corp has delivered to Purchaser an audited consolidated balance sheet of Fox Corp at March 31, 1996 (together with the notes and schedules thereto, the "March 1996 Balance Sheet") and the related audited
                        ------------------------
statement of operations and statement of cash flow for the fiscal year ended March 31, 1996 (together with the notes and schedules thereto, respectively, the "March 1996 Statement of Operations" and the "March 1996 Statement of Cash
 ----------------------------------           -----------------------------
Flow," and, together with the March 1996 Balance Sheet, the "March 1996
                                                             ----------
Financial Statements"), copies of which are attached hereto as Schedule 4.4(a).
--------------------
The March 1996 Financial Statements have been prepared in accordance with GAAP, applied consistently with past practice (except as set forth in the notes thereto), and present fairly, in all material respects, the consolidated financial position and results of operations of Fox Corp at March 31, 1996 and for the fiscal year ended March 31, 1996. The "pro forma" financial information included as Note R to the March 1996 Financial Statements presents fairly, in all material respects, the information purported to be shown therein at March 31, 1996 and for the fiscal year ended March 31, 1996.

             (b) Each of (i) the unaudited interim consolidated balance sheet of Fox Corp at June 30, 1996 (together with the notes and schedules thereto, the "June 1996 Balance Sheet") and the related unaudited interim consolidated
 -----------------------
statement of operations and statement of cash flow of Fox Corp for the three months ended June 30, 1996 (together with the notes and schedules thereto, respectively, the "June 1996 Statement of Operations," and "June 1996 Statement
                   ---------------------------------        -------------------
of Cash Flow", and together with the June 1996 Balance Sheet, the "June 1996
------------                                                       ---------
Financial Statements") delivered to Purchaser and attached hereto as Schedule
--------------------
4.4(b)(i), and (ii) the unaudited interim consolidated balance sheet of Fox Corp at July 31, 1996 (the "July 1996 Balance Sheet") and the related unaudited
                       -----------------------
interim consolidated statement of operations of Fox Corp for the four months ended July 31, 1996 (the "July 1996 Statement of Operations," and together with
                          ---------------------------------
the July 1996 Balance Sheet, the "July 1996 Financial Statements") delivered to
                                  ------------------------------
Purchaser and attached hereto
as Schedule 4.4 (b) (i), and (ii) the unaudited interim consolidated balance sheet of Fox Corp at July 31, 1996 (the "July 1996 Balance Sheet") and the
                                     -----------------------------
related unaudited interim consolidated statement of operations of Fox Corp for the four months ended July 31, 1996 (the "July 1996 statement of Operations,"
                                     --------------------------------------
and together with the July 1996 Balance Sheet, the "July 1996 Financial
                                                    -------------------
Statements") delivered to purchaser and attached hereto as Schedule 4.4 (b) (ii)
----------
have been prepared consistent with past practice, and present fairly,in all material respects, the consolidated financial position and results of operations of Fox Corp at the date and for the period indicated, subject to normal year-end audit adjustments.

             (c) The unaudited consolidated interim balance Sheet of Fox Corp at August 26, 1996 (the "Petition Date Balance Sheet"), a copy of which has
                         ----------------------------
been provided to Purchaser and is attached hereto as Schedule 4.4(c), has been prepared consistent with past practice.

Section 4.5   Undisclosed Liabilities.  None of Fox Corp or any of the
              -----------------------
Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) except (a) as set forth or reflected on the Petition Date Balance Sheet, (b) as disclosed in the schedules hereto, (c) for liabilities incurred in the ordinary course of business since August 26, 1996 or with the approval of the Bankruptcy Court through the date hereof, (d) for the employee retention program of Fox Corp and the Debtor Subsidiaries (e) for operating leases relating to the Business; and (f) costs incurred by Fox Corp and the Debtor Subsidiaries in connection with the administration of the Chapter 11 Cases.

          Section 4.6 Absence of Certain Developments. Since the Petition Date,
                      -------------------------------
each of Fox Corp and the Subsidiaries has operated the Business in the ordinary course giving effect to circumstances attributable to the filing of the Chapter 11 Cases and, except as set forth on Schedule 4.6 hereto or as reflected in the Petition Date Balance Sheet, there has not been:

             (a) any grant of any severance or termination pay to any executive officer or director of any of Fox Corp or the Subsidiaries or any increase in compensation or benefits payable by any of Fox Corp or the Subsidiaries under existing employment agreements or sever-ance or termination pay policies to any of its employees other than (i) normal merit increases for salaried employees or (ii) increases or grants required by Contracts disclosed pursuant hereto or by applicable Law;

             (b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any of Fox Corp or the Subsidiaries or any repurchase, redemption or other acquisition by any of Fox Corp or the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, any of Fox Corp or the Subsidiaries;

             (c) any material change in the accounting methods or principles of any of Fox Corp or the Subsidiaries not disclosed in the March 1996 Financial Statements, the June 1996 Financial Statements, the July 1996 Financial Statements or the Petition Date Balance Sheet; or

             (d) consistent with being a debtor in possession under the Bankruptcy Code, failure to use Reasonable Best Efforts to preserve the Business, to keep available to Fox Corp and the Subsidiaries the services of the key employees of Fox Corp and the Subsidiaries or to preserve for Fox Corp and the Subsidiaries the goodwill of its suppliers, franchisees, customers and others having business relations with any of Fox Corp or the Subsidiaries.

     Section 4.7   Material Contracts.  Schedule 4.7 hereto sets forth a list,
                   ------------------
as of the date hereof, of each written Contract that is material to the Business (other than (a) purchase orders and sales contracts, (b) any written Contract involving the payment of less than $2,000,000 in the aggregate or (c) any written Contract with a term of less than one (1) year) (the "Material
                                                              --------
Contracts").  Except as set forth on Schedule 4.7 hereto and subject to section
----------
365 of the Bankruptcy Code, each Material Contract is a valid and binding agreement of Fox Corp or the Subsidiaries that is a party thereto and is in full force and effect. Except for defaults of the kind described in Section 365(b)(2) of the Bankruptcy Code, or as set forth on Schedule 4.7 hereto, none of Fox Corp or the Subsidiaries has Knowledge of any material default under any Material Contract which default has not been cured or waived and which default would have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole.

          Section 4.8  Intangible Property.  Schedule 4.8 hereto contains a
                       -------------------
complete and correct list of all of the Intellectual Property used by Fox Corp and the Subsidiaries in connection with the Business. The Intellectual Property is owned by the party shown on Schedule 4.8 hereto as owning the same, free and clear of all Liens other than as set forth on Schedule 4.8 hereto and other than Permitted Encumbrances. To the Knowledge of Fox Corp and the Subsidiaries, there have been no claims asserted in writing, which are pending, that any of the foregoing is invalid or conflicts with the asserted rights of others, which would reasonably be likely to result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole. Fox Corp and the Subsidiaries possess all the Intellectual Property necessary for the conduct of the Business as conducted on the date hereof, except for those the absence of which would not be reasonably likely to result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole. Sellers note that FoxMeyer Canada, Inc., an Ontario, Canada corporation, has, and after the Closing will have, the right to use the "FoxMeyer" name and logo in connection with its computer software business.

          Section 4.9    Employees and Employee Benefits.
                         -------------------------------

             (a) Schedule 4.9 hereto sets forth all material, written "employee benefit plans", as defined in Section 3(3) of ERISA, maintained by any of Fox Corp or the Subsidiaries or to which any of Fox Corp or the Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of any of Fox Corp or the Subsidiaries (the "Employee Benefit Plans").
                                                       ----------------------
Schedule 4.9 hereto lists each employment or severance contract or arrangement, each plan or arrangement providing for insurance coverage, severance, termination or similar coverage and all written compensation policies and practices maintained by Fox Corp and the Subsidiaries covering any Employee or former employee of any of Fox Corp or the Subsidiaries that is not an Employee Benefit Plan (a "Benefit Arrangement"). Schedule 4.9 sets forth each Employee
                 -------------------
Benefit Plan which is a multiemployer plan,
as defined in Section 3(37) of ERISA ("Multiemployer Plan").
                                       ------------------

             (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (other than the Multiemployer Plans), have been made available or delivered to Purchaser by Fox Corp and the
Subsidiaries: (i) any plans and related trust documents, and amendments thereto;
(ii) the most recent Form 5500; (iii) the last Internal Revenue Service determination letter, if applicable; (iv) summary plan descriptions; and (v) the last actuarial valuation if the plan is a "defined benefit plan," as defined in
Section 3(35) of ERISA.

             (c) The Employee Benefit Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Employee Benefit Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which would reasonably be likely to result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole.

             (d) The Employee Benefit Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to so maintain them would not be reasonably likely to result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole.

          Section 4.10  Labor.
                        -----

             (a) Except as set forth on Schedule 4.10 hereto, none of Fox Corp or the Subsidiaries is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees. Fox Corp and the Subsidiaries have delivered or otherwise made available to Purchaser true, correct and complete copies of each of the labor or collective bargaining agreements listed on Schedule 4.10 hereto.

             (b) Except as set forth on Schedule 4.10 hereto, to the Knowledge of Fox Corp and the Subsidiaries there is no organizing activity (including any demand for recognition or certification proceeding pending with the National Labor Relations Board) involving Employees by any labor organization or group of Employees.

             (c) Except as set forth on Schedule 4.10 hereto or Schedule 4.11 hereto, there are no (i) strikes, work stoppages or lockouts or (ii) grievances or other labor disputes pending or, as of the date of this Agreement and to the Knowledge of Fox Corp or any Subsidiary, threatened against or involving any of which, individually or in the aggregate, would reasonably be likely to result in a Material Adverse Change.

          Section 4.11  Legal Proceedings.
                        -----------------

             (a) There are no Legal Proceedings pending or, to the Knowledge of Fox Corp and the Subsidiaries, threatened that question the validity of this Agreement or any action taken or to be taken by any of Fox Corp or the Subsidiaries in connection with the consummation of the transactions contemplated hereby or thereby. Schedule 4.11 hereto sets forth a true and correct list of all Legal Proceedings pending or, as of the date of this Agreement and to the Knowledge of Fox Corp and the Subsidiaries, threatened against or affecting any of Fox Corp or the Subsidiaries or the Business, at law or in equity, which, with respect to such Legal Proceedings, if adversely determined, commenced or threatened after the date of this Agreement and prior to the Closing Date would reasonably result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole.

             (b) Schedule 4.11 hereto sets forth a true and correct list of all material Legal Proceedings relating to the Business pending or, as of the date of this Agreement to the Knowledge of Sellers, threatened in which any of Fox or the Subsidiaries is or would be the defendant.

          Section 4.12  Compliance with Law.  The conduct of the Business is and
                        -------------------
has been in compliance with all Laws, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole. The Business has all Permits necessary for the conduct of the Business as currently conducted, other than those the absence of which would not have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole. It is expressly understood that nothing in this Section 4.12 is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth herein.

          Section 4.13  Environmental Matters.  Except as set forth on Schedule
                        ---------------------
4.13 hereto, to the Knowledge of Fox Corp and the Subsidiaries, (a) the operations of Fox Corp and the Subsidiaries are now and since March 31, 1994 have been in compliance with applicable Environmental Laws, except for such noncompliance which would not reasonably be likely to result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole; (b) none of Fox Corp or the Subsidiaries is subject to any pending or threatened Legal Proceeding alleging the violation of any Environmental Law, which such Legal Proceeding would reasonably be likely to result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole; (c) none of Fox Corp or the Subsidiaries has received any written notice from any Governmental Body that it is a potentially responsible party at any Superfund site; and (d) since March 31, 1994, none of Fox Corp or the Subsidiaries has disposed of or released any Hazardous Materials in or at any other real property in any quantity which would reasonably be likely to result in a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole.

          Section 4.14  Related Party Transactions.  Except as set forth on
                        --------------------------
Schedule 4.14 hereto and for transactions entered into the ordinary course of business on an arm's length basis, none of Fox Corp or the Subsidiaries is engaged in any transactions with any other one of Fox Corp or the Subsidiaries or any Affiliate of any other one of Fox Corp or the Subsidiaries. Except as set forth on Schedule 4.14 hereto, no Affiliate of any one of Fox Corp or the Subsidiaries holds any assets that are material to the conduct of the Business. There are no non-trade intercompany receivables or payables between any Affiliate of any one of Fox Corp or the Subsidiaries, on the one hand, and any one of Fox Corp or the Subsidiaries, on the other hand, except as set forth on
Schedule 4.14 hereto or as reflected in the June 1996 Finan-cial Statements, July 1996 Financial Statements or the Petition Date Balance Sheet.

          Section 4.15  Insurance.  All of the material properties of each of
                        ---------
Fox Corp and the Subsidiaries constituting any part of the Business are insured for the benefit of Fox Corp and the Subsidiaries, and will be so insured through the Closing Date, in amounts and against risks customary in similar businesses for similar properties. Schedule 4.15 hereto contains a complete list of all such insurance maintained by Fox Corp and the Subsidiaries, and all such insurance is in full force and effect. Except as set forth on Schedule 4.15 hereto, none of Fox Corp and the Subsidiaries has self-insured any material risks of the sort that are normally covered by insurance with respect to any of Fox Corp or the Subsidiaries.

          Section 4.16  Real Property.  Schedule 4.16 sets forth a list of all
                        -------------
real property owned in fee simple title by, or subject to an option to purchase held by, the Fox Corp and the Subsidiaries (the "Properties"). The Properties
                                                 ----------
are not subject to any Encumbrances, except for Permitted Encumbrances or as otherwise described in the schedules hereto. Good and valid fee simple title to the Properties is held by Fox Corp or one of the Subsidiaries as applicable, free and clear of all Encumbrances except Permitted Encumbrances. Valid policies of title insurance have been issued insuring the Fox Corp's or any of the Subsidiaries' fee simple title to the Properties in the case of owned properties) in amounts at least equal to the purchase price thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy.

          Section 4.17  Accounts Receivable.  All accounts receivable of Fox
                        -------------------
Corp and the Subsidiaries reflected in the Petition Date Balance Sheet represent receivables actually created in the ordinary course of business.

          Section 4.18  Employees; Officers.  Schedule 4.18 hereto lists the
                        -------------------
name and address of each officer and employee of Fox Corp or a Subsidiary and consultant not terminable at will to Fox Corp or the Subsidiaries as of the date of this Agreement whose current annual salary or aggregate annual cash compensation from Fox Corp or a Subsidiary equals $100,000 or more, together with the current job title or relationship to Fox Corp or a Subsidiary and the aggregate annual cash compensation paid by Fox Corp or a Subsidiary to each such person, including a description of applicable bonus or benefit plans (other than those described in Section 4.9 hereof) applicable to such persons.

          Section 4.19  Compliance with WARN Act.  Except to the extent set
                        ------------------------
forth on Schedule 4.19 hereto, since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), none of Fox Corp or the
                                          --------
Subsidiaries has effectuated (i) a "plant closing" (as such term is defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Fox Corp or the Subsidiaries or the Business or (ii) a "mass layoff" (as such term is defined in the WARN Act) affecting any site of employment or facility of any of Fox Corp or the Subsidiaries or the Business; nor has any of Fox Corp or the Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to render or make applicable any similar state or local law. Except to the extent set forth on Schedule 4.19 hereto, no employee of any of Fox Corp or the Subsidiaries has suffered an "employment loss" (as such term is defined in the WARN Act) since June 30, 1996.

          Section 4.20  Taxes.
                        -----

             (a)  Except as set forth in Schedule 4.20 hereto:

                  (i) Each of Fox Corp and the Subsidiaries has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it except for those Tax Returns the failure of which to file would not have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole, and (y) timely paid or there has been paid on its behalf all Taxes due or claimed to be due from it by any taxing authority except for those Taxes the failure of which to pay would not have a

     Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole;

                  (ii) Fox Corp and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws;

                  (iii) There are no liens for Taxes upon the assets or properties of Fox Corp or the Subsidiaries except for statutory liens for current Taxes not yet due;

                  (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have
                                                       ------
     been initiated with regard to any Taxes or Tax Returns of Fox Corp or any of the Subsidiaries, and none of Fox Corp or any of the Subsidiaries has received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to Fox Corp or any of the Subsidiaries or any Tax Return filed by or with respect to Fox Corp or any of the Subsidiaries;

                  (v) All tax deficiencies which have been finally determined against Fox Corp or the Subsidiaries have been fully paid or finally settled.

             (b)  For purposes of this Agreement, (i) "Taxes" (including, with
                                                       -----
correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security and other taxes, and shall include any interest, penalties or additions attributable thereto and (ii) "Tax Return" shall mean any
                                                      ----------
return, report, information return or other document (including any related or supporting information) required to be prepared with respect to Taxes.

          Section 4.21  Inventory.  All inventory of Fox Corp and the
                        ---------
Subsidiaries, reflected in the Petition Date Balance Sheet consists of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been appropriately considered on the basis of lower of cost or market standards under GAAP.

          Section 4.22  Necessary Assets.  By acquiring the Assets, as
                        ----------------
contemplated by this Agreement, Purchaser will be acquiring all assets necessary to conduct the Business as presently conducted.

          Section 4.23  No Other Representations or Warranties.  Except for the
                        --------------------------------------
representations and warranties contained in this Article IV, none of Fox Corp or any of the Subsidiaries or any other Person makes any other express or implied representation or warranty on behalf of any of Fox Corp or the Subsidiaries.


                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Sellers that:

          Section 5.1   Organization and Good Standing.  Purchaser is a
                        ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it is now being conducted. Purchaser is duly qualified or authorized to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser.

          Section 5.2   Authorization of Agreement; No Conflicts.
                        ----------------------------------------

             (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and each Related Agreement and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforce ability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

             (b) Except as set forth in Schedule 5.2(b) hereto, the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or by-laws of Purchaser; (ii) subject to obtaining the consents referred to in Section 5.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration of any right or obligation of Purchaser under, any material lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser or any of its properties is bound; or (iii) assuming compliance with the matters set forth in Section 5.3 and 4.3 hereof, violate, or result in a breach of or constitute a default under, any Law applicable to Purchaser, other than in the cases of clauses (ii) and (iii) any violation, conflict, breach, termination, default, cancellation or acceleration, which, individually or in the aggregate, would not materially impair or delay the ability of Purchaser to perform its obligations hereunder.

          Section 5.3   Consents.  Except as otherwise set forth herein, no
                        --------
consent, waiver, approval or authoriza-
tion of, or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement except
(a) for compliance with the applicable requirements of the HSR Act; (b) as set forth on Schedule 5.3 hereto; and (c) where the failure to obtain such consent, waiver, approval or authorization would not delay the ability of Purchaser to effect the Closing.

          Section 5.4  Legal Proceedings.  There are no Legal Proceedings
                       -----------------
pending or, to the Knowledge of Purchaser, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

          Section 5.5   Financing.  On the Closing Date, Purchaser will have
                        ---------
sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.

          Section 5.6   Representations and Warranties of Fox Corp and the
                        --------------------------------------------------
Subsidiaries.  Purchaser acknowledges that none of Fox Corp, the Subsidiaries,
------------
or Fox Health has made any representation or warranty as to the condition or prospects, financial or otherwise, of the Business except as expressly set forth herein. Purchaser has no Knowledge of any facts contrary to any representation or warranty made by any of Fox Corp, the Subsidiaries or Fox Health including without limitation any Knowledge that there has occurred an event which would constitute a Material Adverse Change.

          Section 5.7   Investment Company Act.  Purchaser is not, nor is
                        ----------------------
Purchaser directly nor indirectly controlled by any Person that is, an investment company within the meaning of the Investment Company Act of 1940, as amended (an "Investment Company"), and, immediately following the consummation
             ------------------
of the transactions contemplated by this Agreement, Purchaser will not be, nor will Purchaser be directly or indirectly controlled by any Person that will be, an Investment Company.

          Section 5.8   No Other Representations or Warranties.  Except for the
                        --------------------------------------
representations and warranties contained in this Article V, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

                                  ARTICLE VI
                                   COVENANTS

          Section 6.1   Access to Information; Confidentiality.
                        --------------------------------------

               (a) Each of Fox Corp and the Subsidiaries agrees that, prior to the Closing Date, Purchaser shall be entitled, through its authorized officers, employees and representatives (including, without limitation, its legal counsel and accountants) (collectively, "Purchaser Representatives"), to make such
                                 -------------------------
reasonable investigation of the properties, businesses and operations of each of Fox Corp and the Subsidiaries relating to the Business and such examination of the books, records and financial condition of each of Fox Corp and the Subsidiaries relating to the Business as it reasonably requests and, at Purchaser's expense, to make extracts and copies to the extent necessary of such books and records; provided, however, none of Fox Corp or the Subsidiaries shall
                   --------  -------
be obligated to provide Purchaser or any Purchaser Representative with any information the provision of which may be prohibited by Law or contractual obligation; provided, further, that in the event that the provision of any
            --------  -------
information is prohibited by contractual obligation, Fox Corp or any one of the Subsidiaries, as appropriate, shall use its Reasonable Best Efforts to obtain the requisite consent by the other party or parties to the contract for the provision of such information. Any such investigation and examination shall be conducted during regular business hours, under reasonable circumstances and upon reasonable prior notice to Fox Corp. No disclosure by any of Fox Corp or the Subsidiaries whatsoever during any investigation by Purchaser shall constitute an enlargement of or additional warranty or representation of any of Fox Corp or the Subsidiaries beyond those expressly set forth in this Agreement, nor shall such disclosure any breach of any warranty or representation of the Fox
Parties set forth in this Agreement.

               (b) Information obtained by Purchaser or Purchaser Representatives pursuant to this Agreement, or otherwise in connection with the execution of this Agree-
ment and the consummation of the transactions contemplated hereby, shall be subject to the provisions of the confidentiality letter, dated August 31, 1995, from Fox Health to Purchaser, as amended (the "Confidentiality Letter").
                                          ---------------------------

          Section 6.2   Conduct of the Business Pending the Closing.  Subject to
                        -------------------------------------------
any obligations as debtors in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 6.2 hereto or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, from the date hereof until the Closing Date, each of Fox Corp and the Subsidiaries shall:

               (a)  not amend or make any other change in its charter or bylaws;

               (b) not declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of any Seller or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of Fox Corp or the Subsidiaries or effect any recapitalization, split or like change in the capitalization of any of Fox Corp or the Subsidiaries;

               (c) not transfer, issue, sell or dispose of any shares of capital stock or other securities of any of Fox Corp or the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of capital stock or other securities of any of Fox Corp or the Subsidiaries;

               (d)  not consolidate with, or merge with or into, any Person;

               (e) use Reasonable Best Efforts to (i) preserve the present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Business and (ii) preserve the present relationships with Persons having business dealings with any of Fox Corp or the Subsidiaries;

               (f) not, other than in the ordinary course of business and without materially increasing the benefits or the costs thereof, (i) increase above normal and usual merit or cost-of-living increases the compensation payable or to become payable by any of Fox Corp or the Subsidiaries to any of its respective directors, officers or employees; (ii) increase the coverage or benefits available under (or create any new or otherwise amend) any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the directors, officers or employees of any of Fox Corp or the Subsidiaries; or
(iii) enter into any employment, deferred compensation, severance, consulting, non-competition, employee retention plan or similar agreement (or amend any such existing plan or agreement) to which any of Fox Corp or the Subsidiaries is a party or involving a director, officer or employee of any of Fox Corp or the Subsidiaries in his or her capacity as a director, officer or employee of any of Fox Corp or the Subsidiaries with an aggregate value in excess of $100,000 per annum or with a value in excess of $1,000,000 in the aggregate (other than employment terminable at will without penalty);

               (g) not subject any of the Assets to any Encumbrance (other than Encumbrances set forth in Schedule 6.2(g) hereto or other than Permitted Encumbrances);

               (h) not acquire (except for (i) capital expenditure commitments existing on the date of this Agreement and set forth on Schedule 6.2(h) hereto,
(ii) purchases of Inventory in the ordinary course of business consistent with past practice and (iii) renewals of leases in effect on the date of this Agreement) any assets and not sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets, whether or not reflected on the books of Fox Corp or any Subsidiary and whether real, personal or mixed, tangible or intangible (except for fair consideration in the ordinary course of business consistent with past practice);

               (i) not enter into any Contract or commitment or engage in any transactions not in the ordinary course of business and consistent with past practice, except for commitments for capital expenditures of any of Fox Corp or the Subsidiaries not in excess of amounts set forth in the Fiscal 1997 Capital Plan of Fox Corp or the Subsidiaries, a copy of which has been made available to Purchaser prior to the date hereof;

               (j) not enter into, modify or terminate (other than by reason of the expiration thereof) any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any material liability to any labor organization with respect to any Seller;

               (k) not incur or become subject to, or agree to incur or become subject to, any material Liability (contingent or otherwise), except (i) under the Debt; (ii) normal trade or business obligations (including Contracts) incurred in the ordinary course of business; and (iii) obligations under Contracts in effect on the date hereof;

               (l) not make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary), except in the ordinary course of business and consistent with past practice);

               (m) not acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

               (n) not engage in any transactions with any Affiliate (other than transactions among Fox Corp and the Subsidiaries) or existing arrangements between Fox Health and Fox Corp or any Subsidiary set forth in Schedule 6.2(n) or Schedule 4.14;

               (o) keep all of the Assets of insurable character insured to the extent set forth on Schedule 6.2(o), except where such failure could not reasonably be expected to have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole;

               (p) not cancel or compromise any material claim, waive or release any material rights or change or terminate any Material Contract of Fox Corp or any Subsidiary, except in the ordinary course of business and consistent with past practice;

               (q) maintain in full force and effect all Permits that are required in connection with the conduct of the businesses of Fox Corp or any Subsidiary, except in cases where the failure to maintain such Permits could not reasonably be expected to have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole; or sell, transfer, license or otherwise dispose of any material rights or interests under any such Permits, except in the ordinary course of business and consistent with past practice;

               (r) not change the accounting principles or methods of Fox Corp or any Subsidiary, except as required by law or as a result of any mandatory change in accounting standards;

               (s) maintain the books and records of Fox Corp or any Subsidiary in the usual, regular and ordinary manner;

               (t) not make any Tax elections or settle or compromise any income tax liability, except in the ordinary course of business and, if applicable, consistent with past practice;

               (u) not take any action that would cause any representation or warranty of the Fox Parties contained in this Agreement to be untrue or incorrect as of the date when made or (except in the case of representations and warranties made as of a specific date) as of any future date;

               (v) promptly notify Purchaser of (i) any Extraordinary Loss or Extraordinary Losses (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments thereto) suffered by any of Fox Corp or the Subsidiaries; (ii) any physical inventory discrepancies in excess of $1,000,000; (iii) any casualty losses or damages suffered by any of Fox Corp or the Subsidiaries with respect to the assets of Fox Corp or the Subsidiaries which could cause a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole, whether or not such losses or damages are covered by insurance; (iv) any material Legal Proceeding commenced by or against any of Fox Corp or the Subsidiaries; and (v) any Legal Proceeding commenced or, to the Knowledge of any of Fox Corp or the Subsidiaries threatened against any of Fox Corp or the Subsidiaries relating to the transactions contemplated by this Agreement;

               (w) consult with Purchaser regarding all material developments, transactions and proposals relating to the Business or any Subsidiary; and

               (x)  not agree to do anything prohibited by this Section 6.2.

          Section 6.3    Reasonable Best Efforts; Transfer of Assets.  The
                         -------------------------------------------
Sellers and Purchaser will cooperate and use their Reasonable Best Efforts to fulfill the conditions precedent to the other party's obligations hereunder, including, but not limited to, securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby and necessary to assign to Purchaser all of Sellers' interests in the Assets (other than Excluded Assets) or any claim, right or benefit arising thereunder or resulting therefrom (each, an Interest"). Sellers and Purchaser will file as promptly as practicable
--------
documentary materials required by the HSR Act and promptly file as promptly as practicable any additional information requested as soon as practicable after receipt of request therefor.

          Section 6.4    Public Announcements.  None of Sellers, Purchaser or
                         --------------------
their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless otherwise required by applicable Law or by the applicable rules of the New York Stock Exchange, with respect to Fox Health and Purchaser. Prior to making any public disclosure required by the rules and regulations of the New York Stock Exchange or of the Securities and Exchange Commission, the disclosing parties shall give the other parties a copy of the proposed disclosure and reasonable opportunity to comment on the same.

          Section 6.5    Alternative Transaction Provisions.
                         ----------------------------------

               (a) Upon receipt of an Acquisition Proposal, Sellers will promptly notify Purchaser and indicate in such notice the identity of the offeror and a complete and accurate description of the material terms thereof, and thereafter keep the Purchaser informed on a current basis, of the status and terms of such Acquisition Proposal. Upon the Board of Directors of Fox Corp or Fox Drug determining in good faith that it prefers to endorse or accept an Alternative Transaction, the Fox Parties shall deliver a written notice to Purchaser (an "Alternative Transaction Notice") advising it of the foregoing
               ------------------------------
determination, which notice shall be accompanied by copies of the form of definitive agreement, if any, or other documentation proposed to be entered into in connection with such Acquisition Proposal. Upon delivery of an Alternative Transaction Notice, Purchaser shall have the right (a "Topping Right") to
                                                       -------------
deliver to the Sellers, within five calendar days following the receipt by Purchaser of such Alternative Transaction Notice, a written offer (a "Topping
                                                                      -------
Offer") to amend the terms of this Agreement in order to provide for terms and
-----
conditions which (including amount and value of consideration thereunder) are reasonably determined by the Board of Directors of Fox Corp or Fox Drug to be, when taken in their entirety, more favorable to Fox Corp or Fox Drug than the Alternative Transaction. In the event that Purchaser exercises such Topping Right, (i) the Sellers may disclose such Topping Offer to the Third Party and
(ii) within three calendar days following receipt by the Sellers of Purchaser's notice of Topping Offer, Purchaser and the Fox Parties shall enter into an amendment to this Agreement to reflect Sellers' acceptance of Purchaser's Topping Offer (unless Sellers have received an additional Acquisition Proposal constituting an Alternative Transaction, in which event Purchaser may exercise its Topping Right). If within the time period specified Purchaser has failed to make a Topping Offer or has notified the Sellers in writing that it does not intend to make a Topping Offer, the Fox Parties shall deliver to Purchaser the Termination Payment described in Section 11.4 and thereafter may enter into a definitive agreement with the Third Party described in the Alternative Transaction Notice or pursue a stand-alone plan. Any Acquisition Proposal must comply with the Termination Payment Order, which shall provide, among other things, that any Acquisition Proposal must be submitted not less than five days prior to the hearing to approve this Agreement (the "363 Hearing"). Notwithstanding anything in this Section 6.5(a) to the
      -----------
contrary, if any Acquisition Proposal is received within five days prior to the 363 Hearing, the Purchaser may exercise its Topping Right prior to (or, if necessary during) the 363 Hearing. The bidding procedures shall be set forth in, and the provisions of this section 6.5 shall be implemented by, the Termination Payment Order.

               (b) Following the execution of any amendment to this Agreement pursuant to subsection (a) above, unless specifically amended in such amendments, the provisions of this Section 6.5 shall remain in effect and the receipt by the Sellers of any other offers, proposals or inquiries relating to any Acquisition Proposal shall be subject to the provisions of this Section 6.5.

          Section 6.6    Bankruptcy Actions.
                         ------------------

               (a) As promptly as practicable after the date hereof, Fox Corp and the Debtor Subsidiaries will file with the Bankruptcy Court a motion, supporting papers and a form of Order, in form reasonably acceptable to Purchaser (the "Termination Payment Order"), seeking the Bankruptcy Court's
           --------------------------
approval of the terms of Sections 6.5 and 11.4 of this Agreement and the Fox Parties' and Purchaser's observance and performance of such terms during the pendency of the Chapter 11 Cases.

               (b) As promptly as practicable after the date hereof, Fox Corp and the Debtor Subsidiaries will file with the Bankruptcy Court a motion, supporting papers and a form of 363 Order and 365 Order, seeking the Bankruptcy Court's approval of this Agreement, the Sellers' performance under this Agreement and the assumption and assignment of the Contracts related to the Business.

               (c) As promptly as practicable Fox Corp and the Debtor Subsidiaries will provide Purchaser with copies of all motions, applications, and supporting papers prepared by Fox Corp or the Subsidiaries (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases.

          Section 6.7    Ordinary Course Competition. Subject to the provisions
                         ---------------------------
of the Confidentiality Letter, Sellers acknowledge that Purchaser in the ordinary course of its business will continue to compete against Fox Corp and the Subsidiaries for customers; provided, however, that any increase in the
                                --------  -------
average daily net sales volume of sales by Purchaser to customers of Fox Drug following October 1, 1996 compared to the average daily net sales volume of such sales by Purchaser in the one month prior to October 1, 1996 (including sales as a secondary source) shall not be counted against Sellers when determining whether a Material Adverse Change or a Material Adverse Effect on Fox Corp and the Subsidiaries has occurred or exists, as the case may be.

          Section 6.8    Use of Certain Proceeds.  Sellers will use the
                         -----------------------
$30,000,000 of proceeds from the Purchaser Participation solely to acquire "eligible inventory" as defined in the GECC Credit Agreement.

Section 6.9    Employment Agreements.  Notwithstanding anything to the contrary
               ---------------------
contained in Sections 2.5 or 12.9 hereof, Purchaser shall not be required to assume the obligations of any Seller under the existing employment agreements with each of Edward Massman, William Estes, Douglas Schwinn and Kevin Rogan unless such individual shall have entered into an amendment to their respective employment agreement satisfactory to the Purchaser.


                                  ARTICLE VII
                CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

          The obligation of Purchaser to consummate the purchase of the Assets and the assumption of the Assumed Liabilities on the Closing Date is, at the option of Purchaser, subject to the satisfaction of the following conditions (any or all of which may be waived by Purchaser at or prior to the Closing):

          Section 7.1    Representations, Warranties and Covenants.
                         -----------------------------------------

               (a) All representations and warranties of each of Fox Corp and the Subsidiaries to Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of the Closing Date, except (i) to the extent that certain of such representations and warranties have been made as of or through a specified date (which representations and warranties shall continue on the Closing Date to have been true and correct in all material respects as of or through the specified date); and (ii) for changes in representations and warranties contemplated by this Agreement; provided, however, that for the purposes of this Section 7.1 only,
           --------  -------
such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Fox Corp and the Subsidiaries.

               (b) Fox Corp and the Subsidiaries shall have performed and complied, in all material respects, with all material obligations and covenants required by this Agreement to be performed or complied with by Fox Corp and the Subsidiaries on or prior to the Closing Date.

               (c) Purchaser shall have been furnished a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed, on behalf of Sellers, by the Chief Executive Officer of Fox Corp and the Subsidiaries certifying as to the fulfillment of the conditions set forth in this Section 7.1.

          Section 7.2    HSR Act.  All required waiting periods in respect of
                         -------
this Agreement and the transactions contemplated y this Agreement under the HSR Act shall have expired or been earlier terminated.

          Section 7.3    Litigation.  No action, suit or proceeding before any
                         ----------
federal or state court or other Governmental Body shall have been instituted by any Person or threatened by any Governmental Body which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement and which in the reasonable judgment of Purchaser could have a Material Adverse

Effect on Purchaser, Sellers or the transactions contemplated by this Agreement.

          Section 7.4    Additional Matters.  Purchaser shall have received
                         ------------------
such additional documents, instruments or items of information reasonably requested by it in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

          Section 7.5    Material Adverse Change.  There shall not have been a
                         -----------------------
Material Adverse Change since August 26, 1996.

          Section 7.6    Bankruptcy Conditions.
                         ---------------------

               (a) The 363 Order and 365 Order shall have been entered by the Bankruptcy Court. Any motion for rehearing or reconsideration of the 363 Order or 365 Order shall have been denied or withdrawn. The time allowed for appeals of the 363 Order or 365 Order shall have expired without any appeal having been taken or, if the 363 Order or 365 Order shall have been appealed, no stay shall be in effect.

               (b) Nothing in this Section 7.6, or any other section of this Agreement, shall preclude Sellers or Purchaser from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the 363 Order, 365 Order or any other order be final orders. No notice of such waiver of this or any other condition to Closing need be given except to Sellers or Purchaser, as explicitly required in this Agreement, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of final orders.

               (c) The rejection of the Contracts (other than Contracts with Employees) designated by Purchaser to Sellers within 15 days hereof shall have been approved by the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code and an order approving such rejection in form and substance acceptable to Purchaser shall have been entered. Any motion for rehearing or reconsideration of such order shall have been denied or withdrawn. The time allowed for appeals of such order shall have expired without any appeal having been taken or, if appealed, no stay shall be in effect. It is hereby understood that the potential Liabilities arising from any such rejection of any Contracts shall not be taken into account when determining whether a Material Adverse Change or a Material Adverse Effect on Fox Corp and the Subsidiaries has occurred or exists, as the case may be.

     Section 7.7    Consents. All consents and approvals of Governmental Bodies
                    --------
necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole.

     Section 7.8    Vendor Assurances.  Sellers shall have obtained Chargeback
                    -----------------
Settlement Agreements from vendors confirming that the aggregate amount of Post Petition Chargebacks (including Chargebacks relating to inventory acquired by Purchaser from Sellers pursuant to this Agreement) which are not Honored Chargebacks or Chargeback Setoffs does not exceed $80,000,000 increased or decreased as the case may be pursuant to Section 2.2(c) hereof, less the amount of Chargeback Setoffs.


                                 ARTICLE VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

          The obligations of Sellers to consummate the sale, transfer and assignment to Purchaser of the Assets and the assignment of the Assumed Liabilities on the Closing Date is, at the option of Sellers, subject to the satisfaction of the following conditions (any or all of which may be waived by Sellers at or prior to the Closing):

          Section 8.1  Representations, Warranties and Covenants.
                       -----------------------------------------

               (a) All material representations and warranties of Purchaser to Sellers contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again and as of the Closing Date, except to the extent that certain of such representations and warranties have been made as of or through a specified date (which representations and warranties shall continue on the Closing Date to have been true and correct in all material respects as of or through the specified date).

               (b) Purchaser shall have performed and complied, in all material respects, with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

               (c) Sellers shall have been furnished a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Sellers) executed, on behalf of Purchaser, by the Chief Executive Officer of Purchaser certifying as to the fulfillment of the conditions set forth in this Section 9.1.

          Section 8.2  HSR Act.  All applicable waiting periods in respect of
                       -------
the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.

          Section 8.3  Litigation.  No action, suit or proceeding before any
                       ----------
federal or state court or other Governmental Body shall have been instituted by any Person or threatened by any Governmental Body which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement and which in the reasonable judgment of Sellers could have a Material Adverse Effect on Sellers or the transactions contemplated by this Agreement.

          Section 8.4  Additional Matters.  Sellers shall have received such
                       ------------------
additional documents, instruments or items of information reasonably requested by it in re-spect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Sellers and its counsel.

          Section 8.5  Bankruptcy Condition. The 363 Order and 365 Order shall
                       --------------------
have been entered by the Bankruptcy Court. Any motion for rehearing or reconsideration of the 363 Order or 365 Order shall have been denied or withdrawn. The time allowed for appeals of the 363 Order or 365 Order shall have expired without any appeal having been taken or, if the 363 Order or 365 Order shall have been appealed, no stay of the 363 Order or 365 Order shall be in effect.

          Section 8.6  Inventory Accommodation.
                       -----------------------

               (a) Fox Corp, the Debtor Subsidiaries and GECC shall have entered into the Second Amendment to the GECC Credit Agreement (the "Second
                                                                     ------
Amendment") providing for, among other things, the funding to Fox Corp and the
---------
Debtor Subsidiaries of the Inventory Accommodation (as defined therein).

               (b) Purchaser and GECC shall have entered into a participation agreement in form and substance acceptable to the parties (the "Participation
                                                                -------------
Agreement") and pursuant to which GECC will sell, and Purchaser will purchase, a
---------
$30,000,000 participation in the GECC Credit Agreement subject to the terms and conditions set forth therein.

               (c) The Bankruptcy Court shall have entered an interim order approving the Second Amendment and the Participation Agreement and authorizing the Inventory Accommodation and no stay of such order shall be in effect.

          Section 8.7  Consent of GECC.  GECC shall have delivered to Fox Corp
                       ---------------
and the Debtor Subsidiaries its written consent with respect to the transactions contemplated by this Agreement, which consent is being delivered simultaneously with the execution of this Agreement.

          Section 8.8  Satisfaction of GECC Obligations.  As of the Closing or
                       --------------------------------
simultaneously with the Closing: (a) all Obligations (as defined in the GECC Credit Agreement) shall have been satisfied in full by delivery to GECC of the McKesson Note and (b) all of the Borrower Secured Obligations (as defined in the GECC Receivables Funding and Servicing Agreement) shall have been satisfied by payment in full to GECC in cash.


                                  ARTICLE IX
                   DOCUMENTS TO BE DELIVERED AT THE CLOSING

          Section 9.1  Deliveries by Sellers to Purchaser.  At the Closing,
                       ----------------------------------
Sellers shall deliver, or cause to be delivered, to Purchaser the following:

               (a) such deeds, bills of sale, assignments, releases, consents to assignments and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Sellers and Purchaser and their respective counsel as may reasonably be required in order to convey to Purchaser all of Sellers' rights, title and interests in and to the Assets and to assign to Purchaser all of the Assumed Liabilities in the manner provided for in this Agreement (collectively, the "Conveyance Agreements");
                                      ---------------------

               (b) the certificate of Sellers referred to in Section 7.1(c) hereof;

               (c) a receipt for the Purchase Price paid to Sellers at the Closing;

               (d) the certificate of Sellers certifying that the 363 Order has become a final, non-appealable Order;

               (e)  the FIRPTA Affidavits (as defined in Section 10.2 hereof);
and

               (f)  an executed copy of the Escrow Agreement.

          Section 9.2  Deliveries by Purchaser to Sellers.  At the Closing,
                       ----------------------------------
Purchaser shall deliver, or cause to be delivered, to Sellers the following:

               (a) immediately available funds in the amount of the Purchase Price by wire transfer, as provided in Section 2.2 hereof;

               b) executed copies of the Conveyance Agreements to the extent any such Agreements are required to be executed by Purchaser;

               (c) the certificate of Purchaser referred to in Section 8.1 hereof; and

               (d)  an executed copy of the Escrow Agreement.


                                   ARTICLE X
                                  TAX MATTERS

          Section 10.1  Cooperation For Certain Tax Related Matters. Purchaser,
                        -------------------------------------------
Fox Corp, the Subsidiaries, and Fox Health shall, and shall cause their respective Affiliates to, provide any requesting party that is a party to this Agreement with such assistance and documents, without charge, as may be reasonably requested by such party in connection with (i) the preparation of any Tax Return of or relating to Fox Corp or the Subsidiaries, (ii) the conduct of any Audit relating to liability for or refunds or adjustments with respect to Taxes, and (iii) any other Tax related matter that is a subject of this Agreement. Such cooperation and assistance shall be provided to the requesting party promptly upon its request.

          Section 10.2  FIRPTA Affidavits.  At the Closing, each of the Sellers
                        -----------------
shall provide an affidavit, in a form reasonably satisfactory to Purchaser, stating under penalties of perjury such Seller's United States taxpayer identification number and that such Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code (the "FIRPTA Affidavit"), provided,
                                                ----------------    --------
however, that if any Seller fails to provide the FIRPTA Affidavit, the
-------
transaction shall nonetheless close and Purchaser shall withhold and pay over to the appropriate taxing authorities the amount required to be withheld under
Section 1445 of the Code as determined by Purchaser.

          Section 10.3  Transfer Taxes.  Notwithstanding any other provision of
                        --------------
this Agreement to the contrary, Sellers and Purchaser shall be equally liable for and shall each pay one-half of all transfer (including real property transfer and documentary), sales, use, gains (including state and local transfer gains taxes), excise and other transfer of similar Taxes incurred in connection with the transfer of the Business or the Assets to Purchaser other than any Taxes based upon or measured by net income (collectively, "Transfer Taxes").
                                                           --------------
Purchaser and Sellers shall mutually cooperate in perfecting any exemption from Transfer Taxes available in connection with the transactions contemplated by this Agreement and in timely preparing and filing any Tax Returns required in connection with Transfer Taxes, provided, however, that in the case of any Tax
                                 --------  -------
Return required to be filed by only one party, such party shall not file such Tax-Return without the written consent of the other party, which consent shall not unreasonably be withheld.


                                  ARTICLE XI
                             CLOSING; TERMINATION

          Section 11.1  Closing Date.  The Closing shall take place at the
                        ------------
offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at 9:00 a.m. (New York City time) on the fifth Business Day after the conditions set forth in Articles VII and VIII hereof have been satisfied or waived by the party entitled to do so, or at such other place and at such other time and date as may be mutually agreed upon by Purchaser and Sellers. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

          Section 11.2  Proceedings at Closing.  All proceedings to be taken and
                        ----------------------
all documents to be executed and delivered by Fox Health, Fox Corp or the Subsidiaries in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Fox Health and Sellers and their respective counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

          Section 11.3  Termination.  This Agreement may be terminated prior to
                        -----------
the Closing as follows:

               (a)  by the written agreement of Purchaser and Sellers;

               (b) by either Purchaser or Sellers if there shall be in effect a final nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

               (c) by either Purchaser or Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing, and which breach, individually or together with all other such breaches, would have a Material Adverse Effect on Fox Corp and the Subsidiaries, taken as a whole, in the case of breaches by the Sellers, or a Material Adverse Effect on Purchaser's ability to consummate the transactions contemplated hereby, in the case of breaches by the Purchaser;

               (d) by either Purchaser or the Sellers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto;

               (e) by either Purchaser or Sellers if either shall have reasonably determined that one or more conditions set forth in Articles VII and VIII cannot be fulfilled or satisfied within a reasonable period of time;

               (f) by Purchaser or the Sellers, if five calendar days shall have elapsed after the delivery by the Sellers of an Alternative Transaction Notice to Purchaser and Purchaser has not delivered a Topping Offer to the Sellers or if Purchaser has not delivered a Topping Offer prior to the 363 Hearing;

               (g) by Purchaser, if the Bankruptcy Court has not entered the Termination Payment Order within 10 days of the date hereof;

               (h) by Purchaser, if the 363 Order has not been entered by November 15, 1996;

               (i) by Purchaser or Sellers, if the Closing Date shall not have occurred on or prior to December 16, 1996, unless the failure of such occurrence shall be due to the failure of Purchaser (if Purchaser is terminating) or Sellers (if Sellers are terminating) to perform or observe their respective agreements as set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; provided, however, that if Purchaser exercises its option to terminate this Agreement pursuant to subparagraphs (g) or (h) of this Section it must do so within 10 days of the date specified for the event to have occurred and, if Purchaser agrees or otherwise acquiesces to any extensions of a particular date, within 10 days of such extended date.

          Section 11.4  Termination Payment.  In the event that this Agreement
                        -------------------
is terminated pursuant to Section 11.3(f), then Fox Corp and the Subsidiaries shall pay to Purchaser promptly, but in no event more than two business days following the date of the termination event, by wire transfer of immediately available funds, to such account as Purchaser shall designate, the amount of $6,500,000 (the "Termination Payment"). If within three months from the date of
                 -------------------
any termination of this Agreement pursuant to Section 11.3 hereof (other than as a result of a material breach of Purchaser's obligations, representations or warranties hereunder, and assuming Purchaser has not previously received the Termination Payment), Fox Corp or any of the Subsidiaries endorse or accept an Alternative Transaction that is consummated within one year from the date of termination of this Agreement, simultaneous with such consummation Fox Corp and the Subsidiaries will pay to Purchaser the Termination Payment.

          Section 11.5  Effect of Termination.  If this Agreement is terminated
                        ---------------------
in accordance with Section 11.3 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for this Section 11.5, (ii) for the provisions of Sections 6.1(b), 11.4, 13.11 and 13.13 hereof and (iii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.


                                  ARTICLE XII
                       ADDITIONAL POST-CLOSING COVENANTS

          Section 12.1  Further Assurances.  To the extent any of the approvals,
                        ------------------
consents or waivers referred to in Section 4.3 have not been obtained by Sellers as of the Closing, or in the case of any Contracts, which are not Excluded Assets and are not assignable or transferable pursuant to section 365(c)(1) of the Bankruptcy Code (such Contracts being the "Non-Assignable Assumed
                                               ----------------------
Contracts"), Sellers' only obligations with respect thereto shall be to do the
---------
following:

               (a) use their respective Reasonable Best Efforts to cooperate with Purchaser in any reasonable arrangements designed to provide the benefits of such Interest (including, without limitation, the right to receive all amounts owing to Sellers thereunder) to Purchaser as long as Purchaser fully cooperates with Sellers in such arrangements and promptly reimburses Sellers for all payments, charges or other liabilities made or suffered by Sellers in connection therewith; and

               (b) use their respective Reasonable Best Efforts to enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any and all rights of Sellers arising from such interest against such issuer or grantor thereof or the other party or parties thereto (including the right to elect to terminate such Interest in accordance with the terms thereof upon the written advice of Purchaser).

          Section 12.2  Joint Post-Closing Covenant of Sellers and Purchaser.
                        ----------------------------------------------------
Fox Health, Fox Corp, the Subsidiaries and Purchaser jointly covenant and agree that, from and after the Closing Date, Fox Health, Fox Corp, the Subsidiaries and Purchaser will each use Reasonable Best Efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation and audit of any of Fox Health's, Fox Corp's, or the Subsidiaries' or Purchaser's Tax Returns for all periods prior to or including the Closing Date, and (b) any audit of Purchaser and/or any of Fox Health, Fox Corp or the Subsidiaries with respect to the sales, transfer and similar Taxes imposed by the Laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Purchaser, Fox Health, Fox Corp and the Subsidiaries further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.

          Section 12.3  Books and Records; Personnel. For a period of seven (7)
                        ----------------------------
 years after the Closing Date (or such longer period as may be required by any Governmental Body or ongoing Legal Proceeding):

               (a) Purchaser shall not dispose of or destroy any of the business records and files of the Business. If Purchaser wishes to dispose of or destroy such records and files after that time, it shall first give 60 days' prior written notice to Fox Health and Fox Corp and Fox Health or Fox Corp shall have the right, at its option and expense, upon prior written notice to Purchaser within such 60-day period, to take possession of the records and files within 90 days after the date of Fox Health's or Fox Corp's notice.

               (b) Purchaser shall allow Fox Health or Fox Corp and any of their directors, officers, employees, counsel, representatives, accountants and auditors (col-
lectively, the "Fox Representatives") access to all business records and files
                -------------------
of Sellers or the Business which are transferred to it in connection herewith, which are reasonably required by such party in anticipation of, or preparation for, any existing or future Legal Proceeding involving Fox Health, any Seller, or any of their Affiliates (including any Legal Proceeding that is an Excluded Asset) or Tax Return preparation, during regular business hours and upon reasonable notice at Purchaser's principal place of business or at any location where such records are stored, and Fox Health and Fox Corp shall have the right, at its own expense, to make copies of any such records and files; provided,
                                                                  --------
however, that any such access or copying shall be had or done in such a manner
-------
so as not to interfere with the normal conduct of Purchaser's business or operations.

               (c) Purchaser shall make available to Fox Health, Fox Corp or the Fox Representatives, upon written request and at Fox Health's or Fox Corp's expense (i) personnel to assist Fox Health or Fox Corp in locating and obtaining records and files maintained by Purchaser and (ii) any of the personnel previously in Fox Corp's or in any Subsidiaries employ whose assistance or participation is reasonably required by Fox Health or Fox Corp in anticipation of, or preparation for, existing or future Legal Proceeding involving Fox Health, any Seller or any Affiliate of Fox Health (including any Legal Proceeding that is an Excluded Asset), Tax Return preparation or other matters in which Fox Health, Fox Corp, the Subsidiaries or any of their Affiliates is involved and which is related to the Business; provided, however, that any such
                                               --------  -------
access to personnel shall be had in such a manner so as not to interfere with the normal conduct of Purchaser's business or operations.

          Section 12.4  Use of FoxMeyer Name. At Purchaser's request Fox Health
                        --------------------
will take reasonable steps to avoid confusing its continuing business with the Business, including, but not limited to changing its corporate name.

          Section 12.5  Collective Bargaining and Other Agreements. Effective as
                        ------------------------------------------
of the Closing, Purchaser shall assume and honor all of the rights and obligations of Fox Corp and the Subsidiaries under all collective bargaining agreements, employment agreements, consulting and change of control agreements applicable to the Employees and the Retirees.

          Section 12.6  Welfare Plans.  Purchaser shall be responsible for all
                        -------------
claims made (regardless of when incurred) on or after the Closing Date whether such claims are made before or after the Closing Date by any Employee, Retiree or any of their beneficiaries under any Employee Benefit Plan that is an "employee welfare bene fit plan" within the meaning of Section 3(1) of ERISA (a "Welfare Plan").
 ------------

          Section 12.7  Union Plans.  Effective on the Closing Date, Purchaser
                        -----------
shall assume the sponsorship of each employee benefit plan and benefit arrangement provided for under the collective bargaining agreements to the Business.

          Section 12.8  Credited Service for Vacations. From and after the
                        ------------------------------
Closing, Purchaser shall credit to the Employees for previous service recognized by Sellers for such Employees for purposes of vacation pay and Short Term Disability Benefits.

          Section 12.9  Termination Obligations.  From and after the Closing
                        -----------------------
Date, Purchaser shall be liable for all payments that may be required to be made under any termination, severance or similar plan, policy or arrangement of Fox Corp or the Subsidiaries as a result of the transactions contemplated herein.

          Section 12.10  Multiemployer Pension Plans.  Purchaser shall assume
                         ---------------------------
and be liable for any obligations or liabilities of Fox Corp and its Subsidiaries with respect to the Multiemployer Plans. In addition, Purchaser shall undertake a transaction covered by Section 4204 of ERISA with respect to the Multiemployer Plans, and the following provisions shall apply to such Multiemployer Plans:

               (a) As of the Closing Date, Purchaser shall be obligated to contribute to each

     Multiemployer Plan acquired hereunder for substantially the same number of contribution base units for which Fox Corp or the Subsidiaries had an obligation to contribute to such plans immediately prior to the Closing with respect to such operations;

               (b) Subject to paragraph (d) below, during the period commencing on the first day of the first plan year following the Closing Date and ending on the expiration of the fifth such Plan Year (the "Contribution
                                                                ------------
     Period"), Purchaser shall provide to each Multiemployer Plan either a bond,
     ------
     letter of credit or an escrow, in an amount, form and manner meeting the requirements of ERISA Section 4204. Notwithstanding anything contained in this paragraph (b) to the contrary, Purchaser shall not be obligated to provide any bond, letter of credit or an escrow provided herein in the event and to the extent Purchaser obtains from the Pension Benefit Guaranty Corporation ("PBGC"), or any other entity which is a successor to the
                   ----
     functions thereof, a proper variance or exemption under ERISA Section 4204(c). Fox Corp and its Subsidiaries agree to cooperate with Purchaser in connection with any application for such variance or exemption made by
     Purchaser to the PBGC.   The cost of any bond, letter of credit or escrow
     provided under this paragraph (b) shall be paid by Purchaser;

               (c) If Purchaser withdraws from any Multiemployer Plan acquired hereunder in a complete or partial withdrawal during the Contribution Period, Fox Corp and the Subsidiaries shall be secondarily liable for any withdrawal liability it would have had to such plan (but for Section 4204 of ERISA) if the liability of the Purchaser with respect to such plan is not paid; and

               (d) Purchaser shall not be required to provide a bond, letter of credit, escrow or other security pursuant to (b) above or ERISA Section 4204 if no withdrawal liability (after giving effect to the de minimis rules under ERISA Section 4209) would be assessed against Fox Corp or the Subsidiaries with respect to any Multiemployer Plan as a result of the transactions contemplated by this Agreement.

          Section 12.11  Third Party Rights.  No provision of Sections 12.5
                         ------------------
through 12.12 shall create any Third Party beneficiary rights in any Employee or former Employee (including any beneficiary or dependent thereof) of Fox Corp or the Subsidiaries or any of their Affiliates, in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of such Sections shall create such Third Party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except to the extent such obligations are specifically assumed.

          Section 12.12  Employee Withholding.  Fox Corp and the Subsidiaries
                         --------------------
agree that, pursuant to the "Alternative Procedure" provided in Section 5 of
                             ---------------------
Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing IRS Forms W-2, W-3 and 941, (a) Fox Corp and the Subsidiaries shall each report on a "predecessor-successor" basis, as set forth therein, (b) Fox Corp and the Subsidiaries shall be relieved from furnishing Forms W-2 to any of the Employees who become employees of Purchaser of one of its Affiliates and (c) the Purchaser or one of its Affiliates shall assume the obligations of Fox Corp or the Subsidiaries to furnish such Forms W-2 to such employees for the full 1996 calendar year or such calendar year in which the Closing occurs.

          Section 12.13  Indemnification.  Purchaser shall indemnify Fox Corp
                         ---------------
and the Subsidiaries from any Damages Fox Corp or the Subsidiaries may incur (including reasonable attorneys' fees) with respect to any claims of Employees and their beneficiaries (i) arising out of their employment with Purchaser, (ii) under any Law relating to the termination of such Employee's employment arising on or after the Closing Date and (iii) in connection with Liabilities assumed by Purchaser under Sections 12.5 through 12.12.

                                 ARTICLE XIII
                      INDEMNIFICATION AND RELATED MATTERS

          Section 13.1  Indemnification by Sellers and Fox Health.
                        -----------------------------------------

               (a) Subject to the provisions of this Article XIII and if (but only if) the Closing is consummated, Fox Health agrees to indemnify and hold Purchaser and its officers, directors and Affiliates (collectively, the "Purchaser Indemnified Parties") harmless from and against all Damages,
 -----------------------------
 including, without limitation, those arising from Third Party claims, resulting from or arising out of:

                    (i) any claims by any Person purporting to have acted as a broker, finder or financial advisor for Fox Health for any fees, commissions or like payment based in any way on any agreement or arrangement made by or on behalf of Fox Health except as set forth in
     Section 13.11 hereof; and

                   (ii) the liabilities which arise out of the conduct of the business of Fox Health or any Affiliate of Fox Health other than the Sellers and other than with respect to the Business, including any claim based upon, attributable to or resulting from the Merger Litigation or any Shareholder Litigation.

               (b) Subject to the provisions of this Article XIII and if (but only if) the Closing is consummated, Sellers agree, jointly and severally, to indemnify and hold the Purchaser Indemnified Parties harmless from and against all Damages, including, without limitation, those arising from Third Party claims, resulting from or arising out of:

                    (i) any claims by any Person purporting to have acted as a broker, finder or financial advisor for Sellers for any fees, commissions or like payment based in any way on any agreement or arrangement made by or on behalf of Sellers; and

                   (ii)  the Excluded Liabilities.

           Section 13.2  Indemnification by Purchaser.  Subject to the
                         ----------------------------
provisions of this Article XIII and if (but only if) the Closing is consummated, Purchaser agrees to indemnify and hold Sellers and their respective officers, directors and Affiliates (collectively, the "Sellers Indemnified Parties")
                                             ---------------------------
harmless from and against all Damages, including, without limitation, those arising from Third Party claims, resulting from or arising out of:

               (a) any claims by any Person purporting to have acted as a broker, finder or financial advisor for Purchaser for any fees, commissions or like payment based in any way on any arrangement or agreement made by or on behalf of Purchaser; and

               (b) the ownership of the Assets, the assumption of the Assumed Liabilities or the operation of the Business on or after the Closing Date.

          Section 13.3  Determination of Damages and Related Matters.  In
                        --------------------------------------------
calculating any amounts payable pursuant to Sections 13.1 and 13.2 hereof, Fox Health, Sellers or Purchaser, as the case may be, shall receive credit for (a) any tax benefit allowable as a result of the facts giving rise to the claim for indemnification, and (b) any insurance recoveries, and no amount shall be included for Purchaser's, Fox Health's or Sellers', as the case may be, special, consequential or punitive damages. Fox Health, Sellers and Purchaser agree that, except as specifically set forth in this Agreement (including the Schedules and Exhibits hereto), no party to this Agreement (including its respective representatives) has made or shall have liability for any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement, including in the case of Fox Health, Sellers and their respective representatives, any representation or warranty, express or implied (written or oral), as to the accuracy or completeness of any information regarding the Business.

          Section 13.4  Survival of Representations, Warranties and Covenants.
                        -----------------------------------------------------
The parties hereto agree that the representations and warranties made in this Agreement shall terminate immediately upon consummation of the Closing or upon the termination of this Agreement pursuant to Section 11.3 hereof, as the case may be.

          Section  13.5  Notice of Indemnification.  In the event any Legal
                         -------------------------
Proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Purchaser Indemnified Party entitled to indemnification or Sellers Indemnified Party entitled to indemnification in respect of which payment may be sought under the provisions of this Article XIII or for breach of any of the representations and warranties set forth herein, the Purchaser Indemnified Party entitled to indemnification or Sellers Indemnified Party entitled to indemnification seeking indemnification (the "Indemnitee") shall
                                                          ----------
promptly cause written notice of the assertion of any such claim of which it has knowledge which it reasonably believes to be covered by this indemnity to be forwarded to Fox Health, Sellers or Purchaser, as the case may be (the "Indemnitor"); provided, however, that the failure to give such notice shall not
 ----------    --------  -------
effect the indemnification provided hereunder except to the extent the Indemnitor has actually been prejudiced as a result of such failure. Subject to the foregoing, any notice of a claim by reason of any of the covenants contained in this Agreement shall state specifically the covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

          Section  13.6  Indemnification Procedure for Third Party Claims.
                         ------------------------------------------------
Except as otherwise provided herein, in the event of the initiation of any Legal Proceeding against an Indemnitee by a Third Party, the Indemnitor shall have the right after the receipt of notice, at its option and at its own expense, to be represented by counsel (which counsel shall be reasonably satisfactory to the Indemnitee) and to defend against, negotiate, settle or other wise deal with any proceeding, claim, or demand which relates to any Damage indemnified against hereunder; provided, however, (i) that the Indemnitor exercises such option in
           --------  -------
writing within 30 days of receipt of notice; and (ii) that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel (reasonably satisfactory to Indemnitor), at the expense of the Indemnitor, the Indemnitor shall nevertheless indemnify the Indemnitee for the full amount of the Damages relating to such proceeding, claim or demand and control the defense of and settle such proceeding; provided that the Indemnitee
                                                   --------
shall give the Indemnitor twenty (20) days written notice prior to entering into any such settlement and shall not settle any such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitee shall settle any such proceeding without the consent of the Indemnitor, the Indemnitee shall thereafter have no claim against the Indemnitor under this Article XIII with respect to any Damages occasioned by such settlement.

          Section 13.7  Exclusive Remedy.  The exclusive remedy available to a
                        ----------------
party hereto in respect of the matters covered by Section 13.1 or 13.2 hereof shall be to proceed in the manner and subject to the limitations contained in this Article XIII.

          Section 13.8  Entire Agreement; Exhibits/Schedules.
                        ------------------------------------

               (a) This Agreement (including the Schedules and Exhibits hereto) represents, and is intended to be, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, supersedes any and all previous and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to those matters; provided,
                                                                   --------
however, that the Confidentiality Letter shall continue in full force and
-------
effect, except as otherwise specifically provided in this Agreement, and except that the provisions of Section 7 thereof shall not be deemed to interfere in any way with Purchaser's Topping Right set forth in Section 6.5(a) hereof.

               (b) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          Section  13.9  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY
                         -------------
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS.

          Section  13.10  Specific Performance.  Each of Purchaser, on the one
                          --------------------
hand, and the Fox Parties, on the other hand, acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other party and that the other party will not have an adequate remedy at Law. Therefore, the obligations of each of Purchaser and the Fox Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          Section  13.11  Expenses.  Except as otherwise expressly provided in
                          --------
this Agreement and regardless of whether the transactions contemplated in this Agreement are consummated, each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants, financial advisors and other experts), incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, provided,
                                                                  --------
however, that if the transactions contemplated by this Agreement are
-------
consummated, promptly following the Closing Date the Purchaser shall reimburse Fox Health for up to $1.6 million of documented expenses for its legal and investment banking services incurred in connection with such transactions; provided further, that, if the amount of such expenses reimbursed to Fox Health
-------- -------
is less than $1.6 million, the difference between $1.6 million and such amount actually reimbursed to Fox Health shall be added to the amount of administrative costs that Purchaser is agreeing to pay pursuant to Section 2.2.

          Section  13.12  Table of Contents and Headings.  The table of contents
                          ------------------------------
and article and section headings of this Agreement are for reference purposes only and are to to be given no effect in the construction or interpretation of this Agreement.

          Section 13.13  Notices.  All notices and other communications under
                         -------
this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) on the fifth Business Day after being mailed by certified mail, return receipt requested, (c) the next Business Day after delivery to a recognized overnight courier, or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile (and shall also be transmitted by facsimile to the Persons receiving copies thereof), to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

          If to Fox Corp or any Subsidiary, to:

          FoxMeyer Corporation
          1220 Senlac Drive
          Carrollton, Texas  75006
          Telephone:  (972) 446-4800
          Facsimile:  (972) 446-4898
          Attention:  Mr. Robert A. Peiser

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10153
          Telephone:  (212) 310-8000
          Facsimile:  (212) 310-8007
          Attention:  Stephen E. Jacobs, Esq.

          If to Fox Health, to:

          FoxMeyer Health Corporation
          1220 Senlac Drive
          Carrollton, Texas 75006
          Telephone:  (972) 446-4800
          Facsimile:  (972) 446-4898
          Attention:  Mr. Abbey J. Butler
                      Mr. Melvyn J. Estrin
          with a copy to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, New York  10006
          Telephone:  (212) 225-2000
          Facsimile:  (212) 225-3999
          Attention:  James E. Millstein, Esq.

          If to Purchaser, to:

          McKesson Corporation
          McKesson Plaza
          One Post Street
          San Francisco, California  94104-5296
          Telephone:  (415) 983-8319
          Facsimile:  (415) 983-8826
          Attention:  Ivan D. Meyerson, Esq.
                      Vice President and General Counsel

          with copies to:

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York  10022
          Telephone:  (212) 735-3000
          Facsimile:  (212) 735-2000
          Attention:  J. Gregory Milmoe, Esq.

          Section 13.14  Severability.  The invalidity or unenforce ability of
                         ------------
any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to any party.

          Section 13.15  Binding Effect; No Assignment.  This Agreement shall be
                         -----------------------------
binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement shall create or be deemed to create any Third Party beneficiary rights in any Person not party to this Agreement except to the extent such obligations are specifically assumed. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of

Law or otherwise) without the prior written consent of each of the other parties hereto and any attempted assignment without such required consents shall be void; provided, however, that Purchaser may assign to one or more of its
      --------  -------
Affiliates its rights under this Agreement without the prior written consent of the Fox Parties; provided further, that no such assignment by Purchaser shall
                 -------- -------
release Purchaser from any of its obligations hereunder.

          Section 13.16  Amendments.  This Agreement can be amended,
                         ----------
supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by each of the parties hereto. Except as otherwise provided herein, no action (other than a waiver), taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

          Section 13.17 Counterparts.  This Agreement may be executed in any
                        ------------
number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.


                                   PURCHASER:

                                   MCKESSON CORPORATION


                                   By:
                                        -------------------------
                                        Name:
                                        Title:


                                   Sellers:

                                   FOXMEYER CORPORATION


                                   By:
                                        -------------------------
                                        Name:
                                        Title:


                                   FOXMEYER DRUG COMPANY


                                   By:
                                        -------------------------
                                        Name:
                                        Title:


                                   HEALTH MART, INC.


                                   By:
                                        -------------------------
                                        Name:
                                        Title:


                                   FOXMEYER SOFTWARE, INC.


                                   By:
                                        -------------------------
                                        Name:
                                        Title:

                                     69-A

          IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date and year first above written.


                                   PURCHASER:

                                   MCKESSON CORPORATION


                                   By:  _____________________________
                                        Name:
                                        Title:


                                   Sellers:

                                   FOXMEYER CORPORATION


                                   By:
                                        -----------------------------
                                        Name:
                                        Title:


                                   FOXMEYER DRUG COMPANY


                                   By:
                                        -----------------------------
                                        Name:
                                        Title:


                                   HEALTH MART, INC.


                                   By:
                                        -----------------------------
                                        Name:
                                        Title:

                                   FOXMEYER SOFTWARE, INC.

                                   By:
                                        -----------------------------
                                        Name:
                                        Title:

                                    69 - B

                                    FOXMEYER FUNDING, INC.

                                    By:
                                         -----------------------------
                                         Name:
                                         Title:


                                    HEALTHCARE TRANSPORTATION
                                    SYSTEM, INC.


                                    By:
                                         -----------------------------
                                         Name:
                                         Title:

                                    MERCHANDISE COORDINATOR
                                    SERVICES CORPORATION


                                    By:
                                         -----------------------------
                                         Name:
                                         Title:


                                    FOXMEYER HEALTH CORPORATION


                                    By:
                                         -----------------------------
                                         Name:
                                         Title:

                                      70